UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Regal Beloit Corporation
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REGAL BELOIT CORPORATION

200 State Street
Beloit, Wisconsin 53511

Notice of 2018 Annual Meeting of Shareholders
To Be Held April 30, 2018

To the Shareholders of Regal Beloit Corporation:

You are hereby notified that the 2018 Annual Meeting of Shareholders of Regal Beloit Corporation will be held at the James L. Packard Learning Center located at our corporate headquarters, 200 State Street, Beloit, Wisconsin 53511, on Monday, April 30, 2018 at 9:00 a.m., Central Daylight Time, for the following purposes:

1.                                      To elect ten directors for terms expiring at the 2019 Annual Meeting of Shareholders.

2.                                      To consider a shareholder advisory vote on the compensation of our named executive officers as disclosed in the accompanying proxy statement.

3.                                      To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 29, 2018.

4.                                      To approve the Regal Beloit Corporation 2018 Equity Incentive Plan.

5.                                      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 7, 2018 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

We are furnishing our proxy materials to our shareholders over the Internet.  This process expedites the delivery of proxy materials, maintains convenient access to the proxy materials by our shareholders and provides clear instructions for receiving proxy materials and voting your shares.  It is also friendly to the environment.

On March 21, 2018, we mailed to our shareholders the Notice of Internet Availability of Proxy Materials.  That Notice contains instructions on how to access our 2018 Proxy Statement and 2017 Annual Report and how to vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how our shareholders can (i) receive a paper copy of the Proxy Statement and Annual Report, if they received only a Notice of Internet Availability of Proxy Materials this year, or (ii) elect to receive their Proxy Statement and Annual Report only over the Internet, if they received them by mail this year.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, it is important that your shares are represented at the Annual Meeting. You may vote your shares over the Internet at the website identified in the Notice of Internet Availability of Proxy Materials or via the toll-free telephone number identified in that Notice. If you received a paper copy of the proxy card by mail, then you may sign and date the proxy card and return it by mail in the envelope provided. The Notice of Internet Availability of Proxy Materials contains instructions for use of all three methods of voting.  If, for any reason, you should subsequently change your plans, you may, of course, revoke your proxy at any time before it is actually voted.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

Thomas E. Valentyn
Vice President, General Counsel and Secretary

Beloit, Wisconsin
March 21, 2018

PROXY STATEMENT

This Proxy Statement relates to the solicitation by Regal Beloit Corporation (“we” or the “Company”), on behalf of its Board of Directors (the “Board”), of your proxy to vote your shares of the Company’s common stock at the 2018 annual meeting of shareholders and all adjournments or postponements thereof (the “Annual Meeting”).  We mailed our Notice of Internet Availability of Proxy Materials and we are making available this proxy statement on March 21, 2018.  We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the Annual Meeting.  In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

COMMONLY ASKED QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING

Q:                                   What am I being asked to vote on?

A:                                   •      The election of directors;

•                  An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

•                  Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 29, 2018; and

•                  The Regal Beloit Corporation 2018 Equity Incentive Plan.

Q:                                   Who can vote?

A:                                   Holders of our common stock as of the close of business on the record date, March 7, 2018, may vote at the Annual Meeting, either in person or by proxy.  Each share of common stock is entitled to one vote.

Q:                                   How do I vote?

A:                                   On March 21, 2017, we mailed our Notice of Internet Availability of Proxy Materials, which includes instructions for accessing this proxy statement and our 2017 Annual Report, as well as instructions for our shareholders to vote over the Internet, via a toll-free telephone number or by mail by signing, dating and returning a paper proxy card.  You can vote in the following ways:

By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of common stock in one of the following ways:

•                  by telephone;

•                  by using the Internet; or

•                  by completing and signing a proxy card and mailing it in time to be received prior to the Annual Meeting if you request to receive a paper copy of a proxy card.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on the Notice of Internet Availability of Proxy Materials.

If you mail your properly completed and signed proxy card to us, or vote by telephone or the Internet, then your shares of common stock will be voted according to the choices that you specify. If you sign and mail your proxy card to us without making any choices, your proxy will be voted:

•                  FOR the election of all persons nominated by the Board for election as directors;

•                  FOR the approval of the compensation of our named executive officers;

•                  FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 29, 2018; and

•                  FOR the approval of the Regal Beloit Corporation 2018 Equity Incentive Plan.

Other than the election of directors, approval of the compensation of our named executive officers, the ratification of the selection of our independent registered public accounting firm and the approval of the Regal Beloit Corporation 2018 Equity Incentive Plan, we are not currently aware of any other matters that will be brought before the Annual Meeting.  However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.  If a matter comes up for a vote at the Annual Meeting that is not included in the proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, then your broker, bank or other nominee will provide you with instructions for voting your shares.

Q:                                   May I change or revoke my vote?

A:                                   You may change your vote or revoke your proxy at any time prior to your shares being voted by:

•                  notifying our Secretary in writing that you are revoking your proxy;

•                  giving another signed proxy that is dated after the date of the proxy that you wish to revoke;

•                  using the telephone or Internet voting procedures; or

•                  attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not revoke your proxy).

Q:                                   Will my shares be voted if I do not provide my proxy?

A:                                   It depends on whether you hold your shares in your own name or in the name of a brokerage firm.  If you hold your shares directly in your name, then they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.  Brokerage firms or other nominees generally have the authority to vote customers’ uninstructed shares on certain “routine” matters.  If your shares are held in the name of a brokerage firm, the brokerage firm has the discretionary authority to vote your shares in connection with the ratification of our independent registered public accounting firm if you do not timely provide your proxy because this matter is considered “routine” under the New York Stock Exchange (“NYSE”) listing standards.

However, if you have not provided directions to your broker, your broker will not be able to vote your shares with respect to the election of directors, the approval of the compensation of our named executive officers or the approval of the Regal Beloit Corporation 2018 Equity Incentive Plan.  We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:                                   What constitutes a quorum?

A:                                   As of the record date, March 7, 2018, 43,968,696 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.  To conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or the Internet, then you will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal.

Q:                                   What vote is needed for these proposals to be adopted?

A:                                   Proposal 1—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to elect each director (assuming a quorum is present).  Abstentions and broker “non-votes” will have the effect of votes against the election of director nominees.

Proposal 2—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to approve the compensation of our named executive officers (assuming a quorum is present).  Because this vote is advisory, the results of the vote are not binding on our Board of Directors or our Compensation and Human Resources Committee.  However, if there is a significant vote against the compensation of our named executive officers, then our Board of Directors and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns.  Abstentions and broker non-votes will have the effect of votes against this proposal.

Proposal 3—The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 30, 2017.  Abstentions will have the effect of votes against this proposal.

Proposal 4—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting (assuming a quorum is present) is required to approve the Regal Beloit Corporation 2018 Equity Incentive Plan. Abstentions and broker non-votes will have the effect of votes against this proposal.

Q:                                   Who conducts the proxy solicitation and how much will it cost?

A:                                   We are requesting your proxy for the Annual Meeting and will pay all costs of soliciting shareholder proxies.  In addition to soliciting proxies by mail and through the Internet, we may request proxies personally and by telephone, fax or other means.  We can use our directors, officers and regular employees to request proxies.  These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket and clerical expenses for forwarding solicitation materials to beneficial owners of our common stock.

Q:                                   Are the Company’s proxy materials available on the Internet?

A:                                   Yes.  The Company’s proxy statement for the 2018 Annual Meeting of Shareholders and 2017 Annual Report to Shareholders are available at www.proxyvote.com.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board is currently comprised of ten directors with the terms of each director expiring this year.  The Board has nominated Stephen M. Burt, Anesa T. Chaibi, Christopher L. Doerr, Thomas J. Fischer, Dean A. Foate, Mark J. Gliebe, Henry W. Knueppel, Rakesh Sachdev, Curtis W. Stoelting and Jane L. Warner, each of whom is currently serving as a director, for election at the Annual Meeting to serve until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified.

At the Annual Meeting, the phased declassification of the Company’s Board, which shareholders approved at our 2015 Annual Meeting of Shareholders, will be complete so that at the Annual Meeting, and each annual meeting thereafter, all directors will be elected to hold office for a term expiring at the next annual meeting and until their successors have been elected and qualified, or until the director’s earlier retirement pursuant to our Corporate Governance Guidelines.

Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the Board’s nominees for election as directors.  The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected.  However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

Our Corporate Governance and Director Affairs Committee periodically reviews and recommends to the Board the qualities, skills and attributes desired in our directors to reflect the unique challenges facing, and business strategies of, our company.  The Corporate Governance and Director Affairs Committee reviews the qualities, skills and attributes of proposed nominees when it makes director nominee recommendations to the Board and compares them against the desired qualities, skills and attributes.  The Board reviews this information when considering proposed nominees.  Some of the challenges and strategies we face in our business, and the corresponding desired qualities, skills and attributes, are described in the following table.

Challenges/Strategies	Desired Qualities, Skills, Attributes

We are a global company with operations and customers around the world

•                  Diversity of gender, race, nationality, cultural and/or professional experience

•                  Experience in global markets

•                  Experience as a current or former chief executive or chief operating officer, or significant operations experience

We have grown substantially through acquisition, and future acquisitions are one component of our capital deployment strategy	• Business development/M&A experience • Knowledge of investment banking and/or capital markets

Our presence and sales in multiple global jurisdictions and across several business platforms results in a wide variety of transactions in many different currencies	• Experience as a current or former chief financial officer • Expertise in matters of public accounting

Challenges/Strategies	Desired Qualities, Skills, Attributes

We believe that good corporate governance will improve our operating performance and aligns with the interests of our shareholders	• Public company board experience • Knowledgeable in corporate governance

Our industry has numerous unique challenges associated with manufacturing our products as well as conducting our business	• Knowledge and experience in our industry • Current or past experience with manufacturing

One of the key elements of our strategy is to grow organically by innovating our products around the themes of energy efficiency and disruptive technologies	• Experience in driving growth with innovative products, systems or services • Entrepreneurial experience

The following sets forth certain information, as of March 7, 2018, about each of the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.  Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

Nominees for Election at the Annual Meeting:

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Stephen M. Burt	53	2010

Managing Director of Duff & Phelps (a provider of independent financial advisory and investment banking services) and President of Duff & Phelps Securities, LLC (a provider of merger and acquisition advisory services) since 1994.  Mr. Burt is an NACD Governance Fellow.  Among the qualities, skills and attributes desired by our Board, Mr. Burt has

•                  Extensive M&A experience;

•                  Investment banking and capital markets expertise;

•                  Corporate governance knowledge;

•                  Global experience; and

•                  Experience in our industry.

Anesa T. Chaibi	51	2014

Chief Executive Officer and Director of Optimas OE Solutions, LLC (a global provider of integrated supply chain solutions and engineering support) since March 2016; prior thereto, served as President and Chief Executive Officer of HD Supply Facilities Maintenance, a division of HD Supply Holdings, Inc. (an industrial supplier), 2005-2015; prior thereto served as General Manager of Global Quality and Commercial Operations for General Electric Water & Process Technologies; from 1989 to 2004, held a variety of roles of increasing responsibility in manufacturing, operations, production, marketing, corporate initiatives, global sourcing, Six Sigma Quality, and as a Business Leader within GE Silicones, Plastics, Power Systems, Industrial Systems, Water & Process Technologies and Infrastructure.  Among the qualities, skills and attributes desired by our Board, Ms. Chaibi has

•                  Experience in manufacturing;

•                  Global experience;

•                  Significant operational experience;

•                  Experience in driving growth with innovative systems and services; and

•                  Gender, ethnic or racial diversity.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Christopher L. Doerr	68	2003

CEO of Passage Partners, LLC (a private investment company) (Co-CEO 2001-2016); former Co-CEO of Sterling Aviation Holdings, Inc. (aircraft management and charter company), 2004-2014; former Executive Chairman and Chief Executive Officer of Karl’s Rental, Inc. (global manufacturer and supplier of portable event structures and related equipment), 2009-2011; former President and Co-CEO, Leeson Electric Corporation, 1986-2001. Mr. Doerr is currently a director of Roadrunner Transportation Systems, Inc., and has served as a director of several privately-held and publicly-traded companies and as a chief executive officer of a number of privately-held companies.  Among the qualities, skills and attributes desired by our Board, Mr. Doerr has

•                  Experience in manufacturing;

•                  Entrepreneurial experience;

•                  CEO experience;

•                  Extensive M&A experience;

•                  Public company board experience; and

•                  Experience in our industry.

Thomas J. Fischer	70	2004

Corporate financial, accounting and governance consultant since 2002; retired Deputy Managing Partner for the Great Plains Region and Milwaukee office managing partner, Arthur Andersen LLP; director, Badger Meter Inc. and WEC Energy Group.  Mr. Fischer served as a director of Actuant Corporation from 2003 to January 2017.  Among the qualities, skills and attributes desired by our Board, Mr. Fischer has

•                 Extensive M&A experience;

•                 Public company board experience;

•                 Experience in our industry;

•                 Corporate governance knowledge; and

•                 Expertise in matters of public accounting.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Dean A. Foate	59	2005

Director and Chairman of the Board of Plexus Corporation (an electronics manufacturing services company); previously served as President and Chief Executive Officer of Plexus Corporation 2002-2016 and Chief Operating Officer of Plexus Corporation from 2001-2002.  Among the qualities, skills and attributes desired by our Board, Mr. Foate has

•                  Experience in manufacturing;

•                  Global experience;

•                  CEO experience;

•                  Extensive M&A experience;

•                  Investment banking and capital markets expertise;

•                  Public company board experience; and

•                  Corporate governance knowledge.

Mark J. Gliebe	57	2007

Chairman of the Board and Chief Executive Officer of the Company; was appointed Chairman of the Board in January 2012; elected Chief Executive Officer in May 2011; served as President and Chief Operating Officer of the Company from December 2006 to May 2011; Vice President and President-Electric Motors Group of the Company from January 2005 to December 2005; prior thereto employed by General Electric Company (a diversified industrial and commercial manufacturing corporation) as the General Manager of GE Motors & Controls in the GE Consumer & Industrial business unit from 2000-2004.  Mr. Gliebe served as a director of Joy Global Inc. from 2014 to April 2017.  Among the qualities, skills and attributes desired by our Board, Mr. Gliebe has

•                  Experience in our industry;

•                  Global experience;

•                  CEO experience;

•                  Extensive M&A experience;

•                  Investment banking and capital markets expertise; and

•                  Public company board experience.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Henry W. Knueppel	69	1987

Non-Executive Chairman of Harsco Corporation (a diversified, multinational provider of industrial services and engineered products), 2012-2014; Interim Chairman and Chief Executive Officer of Harsco Corporation from February 2012 to September 2012; Former Chairman of the Board and Chief Executive Officer of the Company from April 2006 to May 2011; elected Chief Executive Officer April 2005; President and Chief Operating Officer from 2002-2005; Executive Vice President from 1987-2002; director, Harsco Corporation, Snap-on Incorporated, and WEC Energy Group, Inc.  Among the qualities, skills and attributes desired by our Board, Mr. Knueppel has

•                  Experience in our industry;

•                  Global experience;

•                  CEO experience;

•                  Extensive M&A experience;

•                  Investment banking and capital markets expertise;

•                  Public company board experience; and

•                  Corporate governance knowledge.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Rakesh Sachdev	61	2007

Chief Executive Officer and Director of Platform Specialty Products Corporation (a global, diversified producer of high-technology specialty chemicals and a provider of technical services) since January 2016; former President and Chief Executive Officer of Sigma-Aldrich Corporation (a life science and technology company that develops and sells biochemical and organic chemical products and kits), 2010-2015; prior thereto served as Vice President and Chief Financial Officer of Sigma-Aldrich Corporation since 2008; prior thereto worked in various positions with ArvinMeritor, Inc. since 1999, including Senior Vice President and President of Asia Pacific 2007-2008, Senior Vice President-Strategy and Corporate Development 2005-2007 and Vice President and Corporate Controller/Interim CFO 2003-2005; director, Edgewell Personal Care Products Corp (EPC) since 2015.  Among the qualities, skills and attributes desired by our Board, Mr. Sachdev has

•                 Global experience;

•                 CEO experience;

•                 Extensive M&A experience;

•                 Investment banking and capital markets expertise;

•                 Public company board experience;

•                 Corporate governance knowledge;

•                 Expertise in matters of public accounting;

•                 CFO experience; and

•                 Gender, ethnic or racial diversity.

Our Board has considered Mr. Sachdev’s professional commitments, including his service on other public company boards of directors and as CEO of Platform Specialty Products Corporation, and determined that such other professional commitments have not impacted Mr. Sachdev’s ability to serve as a director on our Board.  In fact, our Board believes that Mr. Sachdev’s other directorships and executive experience provide him with broad industry and corporate governance perspective that in turn enhance his ability to serve effectively as our Presiding Director.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Curtis W. Stoelting	58	2006

Chief Executive Officer of Roadrunner Transportation Systems, Inc. (a transportation and logistics service provider) since May 2017; previously served as President and Chief Operating Officer of Roadrunner Transportation Systems, Inc. from January 2016 until May 2017; former Chief Executive Officer of TOMY International (formerly RC2 Corporation, a designer, producer and marketer of high-quality toys, collectibles and infant and toddler products), from January 2003 to March 2013; prior thereto served as Chief Operating Officer of RC2 Corporation from 2000-2003 and Executive Vice President from 1998-2003; director, TOMY Company, Ltd.; director of Roadrunner Transportation Systems, Inc.  Among the qualities, skills and attributes desired by our Board, Mr. Stoelting has

•                  Global experience;

•                  CEO experience;

•                  Extensive M&A experience;

•                  Investment banking and capital markets expertise;

•                  Public company board experience;

•                  Corporate governance knowledge; and

•                  Expertise in matters of public accounting.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Jane L. Warner	71	2013

Retired Executive Vice President, Decorative Surfaces and Finishing Systems, Illinois Tool Works Inc. (a manufacturer of engineered fasteners and components, equipment and consumable systems, and specialty products); employed by Illinois Tool Works Inc. from 2005 to 2013; prior thereto, served as President of Plexus Systems LLC from 2004 to 2005.  (One of our directors, Dean A. Foate, is a director and Chairman of the Board of Plexus Corporation.  Plexus Systems LLC is not affiliated with Plexus Corporation.)  Served in various capacities with Electronic Data Systems Corporation from 2000 to 2004, including President, Global Manufacturing Industry Group, from 2002 to 2004; also served as Executive Vice President for first tier supplier Textron Automotive from 1994 to 1999; prior thereto, held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation; director of Brunswick Corporation and Tenneco Inc. and member of NACD Governance Chair Advisory Committee.  Among the qualities, skills and attributes desired by our Board, Ms. Warner has

•                 Global experience;

•                 Experience in manufacturing;

•                 Public company board experience;

•                 Corporate governance knowledge; and

•                 Gender, ethnic or racial diversity.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES.

BOARD OF DIRECTORS

Corporate Governance and Independent Directors

The Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board.  The Corporate Governance Guidelines are available, free of charge, on our website at www.regalbeloit.com.  We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE.  The Board has also adopted certain categorical standards of director independence to assist it in making determinations of director independence and which are contained in the Corporate Governance Guidelines.  The categorical standards of director independence adopted by the Board are available on our website at www.regalbeloit.com.

Based on these standards, the Board has affirmatively determined by resolution that Messrs. Burt, Doerr, Fischer, Foate, Sachdev and Stoelting and Ms. Warner and Ms. Chaibi have no material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards and with the categorical standards of director independence adopted by the Board.  The Board will regularly review the continuing independence of the directors.

Code of Business Conduct and Ethics

The Board has adopted the Regal Beloit Corporation Code of Business Conduct and Ethics, which applies to our directors, officers and employees. The Code is available, free of charge, on our website at www.regalbeloit.com.

Board Leadership Structure

Our Board does not have a policy on whether or not the roles of CEO and Chairman should be separate.  Our Board reserves the right to vest the responsibilities of the CEO and Chairman in different individuals or in the same individual if in the Board’s judgment a combined CEO and Chairman position is in the best interest of our company.  In the circumstance where the responsibilities of the CEO and Chairman are vested in the same individual, or where the Chairman is not considered independent, the Board will designate a Presiding Director from among the independent directors to preside at non-employee director executive sessions.

Our Board believes that Mr. Gliebe, as Chairman of the Board, best serves the needs of the Board and our shareholders.  Our Board made this determination in part because it believes that Mr. Gliebe’s extensive experience and qualifications within our industries and in-depth knowledge of our markets and customer base allows him to provide strong leadership and act as a unified spokesperson on behalf of the Company.  Our Board also believes that having Mr. Gliebe serve as both our Chief Executive Officer and our Chairman of the Board will allow him to leverage the information gained from both roles to lead the Company most effectively.

Presiding Director

To supplement the combined Chairman and CEO position, our Board created a Presiding Director role.  The position of the Presiding Director rotates periodically among the non-employee directors as determined by the Board upon the recommendation of the Corporate Governance and Director Affairs Committee.  Mr. Sachdev currently serves as the Presiding Director.  The Presiding Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman.

In addition to serving as the principal liaison between the independent directors and the Chairman in matters relating to the Board as a whole, the primary responsibilities of the Presiding Director are as follows:

•                  Preside at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the Chairman;

•                  Review and approve proposed Board meeting agendas;

•                  Review and approve Board meeting schedules to help assure that there is sufficient time for discussion of all agenda items;

•                  Have the authority to call meetings of the independent directors as appropriate;

•                  Participate, with the Chair of the Compensation and Human Resources Committee, in communicating to the CEO the results of the Board’s annual review of the CEO’s performance; and

•                  Be available, as deemed appropriate by the Board, for consultation and direct communication with shareholders.

Oversight of Risk Management

Our full Board is responsible for the oversight of our company’s operational and strategic risk management process. The Board believes that oversight of risk management belongs at the full Board level rather than with any one particular committee primarily because of the importance of understanding and mitigating risk to the overall success of the Company.  In furtherance of the Board’s risk management oversight goals, the Board oversees the work of a Risk and Compliance Committee comprised of senior management and key managers of certain of our company’s business units and functions around the world.  The Risk and Compliance Committee is charged with, among other things, identifying, assessing and developing a mitigation strategy for significant risks that could impact our ability to meet our objectives and execute our strategies.

The Risk and Compliance Committee identifies and clarifies significant risks that may impact our company and assesses those risks, resulting in the establishment of a plan response/mitigation strategy for significant risks.  The Risk and Compliance Committee delivers a summary of its activities and findings directly to our CEO, the Audit Committee, and our full Board.  The summary is also used by our management team as part of our disclosure controls and procedures to ensure that information regarding risks applicable to our company are appropriately disclosed in our public filings.

While our Board has determined to maintain responsibility for oversight of risk management, it relies on our Audit Committee to address significant financial risk exposures facing our company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board.  Our Board also relies on our Compensation and Human Resources Committee to address significant risk exposures facing our company with respect to compensation programs and incentives, also with appropriate reporting of these risks to be made to the full Board.  Our Board’s role in our company’s risk oversight has not affected our leadership structure.

Executive Sessions

The Board will have at least four regularly scheduled meetings per year at which the non-employee directors will meet in executive session without members of our management being present, and at least one regularly scheduled meeting per year at which the independent directors will meet in executive session without members of management or other directors present.  The non-employee directors may also meet without management present at such other times as they determine appropriate.  Members of the Company’s senior executive management who are not members of the Board will participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of the Board.

Communications with the Board

Shareholders and other interested parties may communicate with the full Board, the Chairman of the Board, non-management directors as a group or individual directors, including the Presiding Director, by delivering a written communication to Regal Beloit Corporation, Attention: Board of Directors, 200 State Street, Beloit, Wisconsin 53511, or by sending an e-mail communication to board.inquiry@regalbeloit.com.  The communications should be addressed to the specific director or directors whom the shareholder or interested party wishes to contact and should specify the subject matter of the communication. The Company’s Secretary will deliver appropriate communication directly to the director or directors to whom it is addressed.  The Secretary will generally not forward to the director or directors communication that he determines to be primarily commercial in nature or concerns our day-to-day business activities, or that requests general information about the Company.

Concerns about accounting or auditing matters or possible violations of the Regal Beloit Corporation Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on our website at www.regalbeloit.com.

Committees

We have standing Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees of the Board.  Each committee is appointed by and reports to the Board.  The Board has adopted, and may amend from time to time, a written charter for each of the Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees.  We make copies of each of these charters available free of charge on our website at www.regalbeloit.com.

Audit Committee.  The Audit Committee consists of Messrs. Burt (Chairperson), Fischer and Foate.  Each of the members of the committee is independent as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”).  The Board has determined that each of Messrs. Burt, Fischer and Foate qualifies as an “audit committee financial expert” as defined in SEC rules and meets the expertise requirements for audit committee members under the NYSE listing standards.  The principal functions performed by the Audit Committee, which met five times in 2017, are to assist the Board in monitoring the overall quality of the Company’s financial statements and financial reporting, our independent registered public accounting firm’s qualifications and independence, our accounting controls and policies, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, compensate and terminate our independent registered public accounting firm and to approve the compensation paid to our independent registered public accounting firm.  The Audit Committee has presented to shareholders for ratification at the Annual Meeting its selection of our independent registered public accounting firm for 2018.  See “Proposal 3: Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for 2018.”

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee consists of Messrs. Stoelting (Chairperson), Doerr and Sachdev.  Each of the members of the Compensation and Human Resources Committee is independent as defined by the NYSE listing standards.  The principal functions of the Compensation and Human Resources Committee, which met five times in 2017, are to help develop our overall compensation philosophy; administer our incentive compensation plans (including our equity incentive plans); determine and approve the compensation of the Chief Executive Officer and the other principal corporate officers; review and monitor succession and leadership development planning; and review, formulate, recommend and administer short- and long-range compensation programs for the principal corporate officers and key employees.  A more complete description of our Compensation and Human Resources Committee’s practices can be found in the Compensation Discussion and Analysis section of this Proxy Statement.  The Compensation and Human Resources Committee from time to time uses independent compensation consultants to assist the Committee in the performance of its responsibilities.  As part of its evaluation of potential compensation consultants, the Committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  In 2017, the Committee selected Willis Towers Watson PLC (“Willis Towers Watson”) to serve as its independent compensation consultant.  Willis Towers Watson does not perform any other services for us or our named executive officers other than the services provided at the direction of the Committee.

Corporate Governance and Director Affairs Committee.  The Corporate Governance and Director Affairs Committee consists of Ms. Warner (Chairperson), Ms. Chaibi and Mr. Foate.  Each of the members of the Corporate Governance and Director Affairs Committee is independent as defined by the NYSE listing standards.  The principal functions of the Corporate Governance and Director Affairs Committee, which met four times in 2017, are to develop and recommend to the Board a set of corporate governance principles applicable to our company, including matters of Board organization, membership, compensation, independence and function, and committee structure and membership; take a leadership role in shaping our corporate governance; identify directors qualified to serve on the committees established by the Board; and to recommend to the Board the members and the chairperson for each committee to be filled by the Board. This Committee also serves as the nominating committee of the Board and is responsible for identifying individuals qualified to become directors (consistent with the criteria approved by the Board) and to recommend candidates for all directorships to be filled by the Board or by our shareholders.

Nominations of Directors

On October 27, 2017, the Board adopted resolutions to amend and restate the Company’s Amended and Restated Bylaws, effective as of October 27, 2017, to implement proxy access.  Proxy access will be provided to a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years.  Eligible shareholders will be permitted to nominate up to 20% of the total number of directors, rounded down to the nearest whole number (but not less than two), provided that the shareholders and nominees satisfy the requirements specified in the Bylaws.  Nominating shareholders will be required to satisfy certain informational and procedural requirements, including (i) that such shareholders do not have an intent or objective to influence or change control of the Company and (ii) that their nominees will not have entered into any agreements as to how they will vote or act on different matters.  Under the Bylaws, we must receive notice of a shareholder’s director nomination for the 2019 Annual Meeting pursuant to the proxy access by-law provision no sooner than October 22, 2018 and no later than November 21, 2018. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2019 annual meeting.

The Corporate Governance and Director Affairs Committee will also consider persons recommended by shareholders to become nominees for election as directors in accordance with the criteria set forth in the Corporate Governance Guidelines under the heading “The Directors-Qualifications.”  The Corporate Governance and Director Affairs Committee will only review recommendations for director nominees from any shareholder or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding shares of our common stock for at least one year as of the date that the recommendation is made.  Recommendations with respect to the 2019 annual meeting of shareholders must be submitted by November 21, 2018 for the recommendation to be considered by the Corporate Governance and Director Affairs Committee.

In identifying and evaluating nominees for director, the Corporate Governance and Director Affairs Committee believes that all directors should be financially literate and must be committed to understanding the Company and its industry, and must also possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders.  Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to our activities. Directors should also be inquisitive and have an objective perspective, a practical wisdom and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time.

While the Corporate Governance and Director Affairs Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, the Committee does consider diversity of viewpoint, background, industry knowledge and perspectives, as well as ethnic and gender diversity, as part of its overall evaluation of candidates for director nominees.  Specifically, our criteria for director nominees, included as Appendix A to our

Corporate Governance Guidelines, provide that directors should be selected so that our Board represents diverse backgrounds and perspectives.

For a timely recommendation submitted by a shareholder to be considered by the Corporate Governance and Director Affairs Committee, the candidate recommended by a shareholder must be “independent” as defined in the NYSE independence standards and the SEC regulations, and meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines.  The Corporate Governance and Director Affairs Committee will have sole discretion whether to nominate an individual recommended by a shareholder. As to any candidate identified by the Corporate Governance and Director Affairs Committee to become a nominee, the candidate must possess the requisite qualifications, although the Corporate Governance and Director Affairs Committee need not require such nominee to be independent. Nevertheless, we strive to have all directors, other than those directors who are current or former members of our management, be independent as defined by the NYSE independence standards and the SEC regulations.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•                  a “related person” means any of our directors, executive officers, nominees for director or a person who has a greater than 5% beneficial ownership, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•                  a “related person transaction” generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

The related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of the Company responsible for a proposed related person transaction must notify our General Counsel of certain information relating to proposed related person transactions.  If our General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then he will submit the transaction to the Corporate Governance and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson.  The committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders.  The chairperson is required to report to the committee at the next committee meeting any approval granted under the policy.

The policy also provides for ongoing review by the General Counsel of any amounts paid or payable to, or received or receivable from, any related person.  Additionally, at least annually, the Corporate Governance and Director Affairs Committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from us of more than $60,000.  Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of our company and our shareholders to continue, modify or terminate the related person transaction.

If any of our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified under the policy, then the transaction must be disclosed to the Corporate Governance and Director Affairs Committee or its chairperson.  The committee or the chairperson must then determine whether to ratify, amend or terminate the related person transaction, or take any other appropriate action.  If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

In 2017, there were no proposed, pending or ongoing related person transactions subject to review by the Corporate Governance and Director Affairs Committee under the policy.

Meetings and Attendance

The Board held five meetings in 2017.  Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 2017, in each case during the period in which the director was serving on the Board or the applicable committee.

Directors are expected to attend our annual meeting of shareholders each year.  All of our directors then serving on the Board attended the 2017 annual meeting in person.

STOCK OWNERSHIP

Management

The following table sets forth information, as of March 7, 2018, regarding beneficial ownership of our common stock by each director and nominee, each of our current named executive officers as set forth in the Summary Compensation Table, and all of the directors and current executive officers as a group.  As of March 7, 2018, no director or executive officer beneficially owned one percent or more of our common stock.  On that date, the directors and executive officers as a group beneficially owned 2.3% of our common stock.  Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)	Restricted Stock Units(5)
John M. Avampato	40,819	4,550
Stephen M. Burt	12,475	1,549
Anesa T. Chaibi	3,777	1,549
Terry R. Colvin	68,929	5,925
Christopher L. Doerr	16,788	1,549
Thomas J. Fischer	19,200	1,549
Dean A. Foate	25,875	1,549
Mark J. Gliebe	476,303	65,800
Charles A. Hinrichs	88,367	15,700
Henry W. Knueppel	90,202	1,549
Rakesh Sachdev	14,475	1,549
Jonathan J. Schlemmer	114,814	18,250
Curtis W. Stoelting	24,482	1,549
Thomas E. Valentyn	122	4,480
Jane L. Warner	7,172	1,549
All directors and executive officer as a group (15 persons)	1,003,800	128,646

(1)

Includes shares subject to currently exercisable rights to acquire common stock and options exercisable within 60 days of March 7, 2018 as follows: Mr. Avampato, 32,335 shares; Mr. Colvin, 53,430 shares; Mr. Gliebe, 365,260 shares; Mr. Hinrichs, 73,420 shares; Mr. Schlemmer, 86,650 shares; Mr. Valentyn, 0 shares; and all directors and executive officers as a group, 611,095 shares.

(2)	The amount shown for Mr. Knueppel includes 88,025 shares held in a trust account .
(3)

The amount shown for Mr. Stoelting includes 9,202 shares held in the Curtis W. Stoelting 1994 Revocable Trust over which Mr. Stoelting retains sole voting and investment power during his lifetime and 805 shares held by Mr. Stoelting’s children, over which he retains investment power.

(4)	Amounts shown for Messrs. Colvin, Gliebe, and Schlemmer include 2,050 shares, 831 shares and 1,462 shares, respectively, held in trust under the Company’s 401(k) plans as of December 31, 2017.
(5)	This column includes shares of restricted stock or restricted stock units that are subject to forfeiture until they vest on either the first or the third anniversary of the date of grant.

Other Beneficial Owners

The following table sets forth information, as of December 31, 2017, regarding beneficial ownership by the only persons known to us to own more than 5% of our outstanding common stock.  The beneficial ownership information set forth below has been reported on filings made on Schedule 13G with the SEC by the beneficial owners.

	Amount and Nature of Beneficial Ownership					Percent
Name and Address	Voting Power		Investment Power			of
of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,235,976	0	4,446,397	0	4,446,397	10.1%

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 10017	2,466,741	0	2,545,087	0	2,545,084	5.8%

FMR LLC 245 Summer Street Boston, MA 02210	176,712	0	6,645,570	0	6,645,570	15.1%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	23,502	5,166	4,096,147	25,202	4,121,349	9.4%

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

What is your compensation philosophy?

Our overall compensation philosophy can be summarized as follows:

•                  In order to attract and retain talented executives, we believe we should offer overall compensation levels that are competitive in the marketplace.  As a result, we seek to set compensation levels so that our named executive officers (whom we call our “NEOs”) can earn total compensation at approximately the median level compared to similarly situated executives in our peer group.  We consider compensation within a 15% range above or below the fiftieth (50th) percentile of peer group data to be at approximately the “median” level.

•                  The compensation of our NEOs should be structured so that their interests are aligned with the long-term interests of our shareholders.  We have a “pay-for-performance” philosophy, meaning that we will pay higher compensation to the NEOs if the performance of the Company delivers incremental value to the shareholders.

•                  To further align our NEOs’ interests with the interests of our shareholders, and to reinforce our pay-for-performance philosophy, we believe our NEOs should have the opportunity to earn above-median total compensation if the Company performs well, and should earn below-median total compensation if it does not.

We believe this to be a conservative approach to executive compensation.

Do you consider the results of the shareholders’ “say on pay” vote in your philosophy and in determining compensation?

Our shareholders cast a non-binding vote on our NEOs’ compensation annually (the “say on pay” vote).  Each year we and the Compensation and Human Resources Committee of the Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) scrutinize the results of that vote and consider other shareholder inputs to determine whether our shareholders believe we need to change our compensation philosophy or practices.  Most recently, in May 2017, our shareholders supported our NEOs’ compensation with more than 97% of votes cast in favor.  Consistent with this strong vote of shareholder approval, we have not undertaken any material changes to our executive compensation philosophy or programs in response to the outcome of the vote.  However, as described below under “Other Benefits and Perquisites — What changes were made to the supplemental retirement program in 2017 and why?,” the Committee decided to close our defined benefit supplemental retirement plan to new participants and approved a new defined contribution supplemental retirement plan.

What compensation policies and practices reflect your compensation philosophy?

What We Do

Pay for Performance (page 25)
Balance Long-Term and Short-Term Incentives (pages 26-27)
Use Multiple Performance Metrics, Including a Relative Metric, for Incentive Compensation (pages 34-35)
Benchmark Compensation Against an Appropriate Peer Group (page 30)
Maintain a Clawback Policy (page 69)
Monitor for Risk-Taking Incentives (page 68-69)
Maintain Stock Ownership Requirements (page 40)
Prohibit Hedging, Pledging and the Like (page 41)
Limit Perquisites (pages 39-40)
Engage an Independent Compensation Consultant (page 29)
Hold Executive Sessions at Each Committee Meeting

What We Do Not Do

No New Agreements With Gross-Ups for Taxes (page 41)

No Employment Agreements with Pre-Change of Control Severance (page 41)

No “Single Trigger” Severance Agreements (page 41)

No Repricing of Options

No Guaranteed Bonuses or Salary Increases

Did the NEOs’ compensation in 2017 align with corporate performance and the creation of shareholder value?

We believe our executive compensation in fiscal 2017 aligned well with the objectives of our compensation philosophy and with our corporate performance.  In 2017, our Company achieved organic growth of 4.3%, adjusted earnings per share growth of 9.7%, total shareholder return of 12.1%, and we generated free cash flow to net income of 106.4% while purchasing $45.1 million of our shares. Additionally, the Company has paid a dividend every quarter since January 1961 and increased the dividend 8% in fiscal 2017.  These operating results led our Committee to approve annual cash incentives under our Incentive Compensation Plan, which we refer to as our “ICP,” at 97.6% of target for fiscal 2017 for our NEOs.  The Committee’s determination of the annual cash incentives is described further below under “What were the NEOs’ target cash incentive amounts for 2017 and how much did they earn?”

While we achieved a number of positive financial results during 2017, we did not pay out any shares under our performance share unit awards that we granted in 2015 with a performance period of 2015-2017 because we did not meet the goals required for such payout.  The vesting of these performance share units was tied to our achievement of relative total shareholder return compared to our peer group and adjusted operating margin targets over the three-year performance period.  Because our performance fell short of both of these goals, we did not pay out any of these awards, which is consistent with our pay-for-performance mentality.

We believe our compensation of our NEOs aligns well with our performance, but we also believe that this alignment is not always reflected in the Summary Compensation Table in the same way we view the alignment for our internal purposes.  This is because the Summary Compensation Table values are required by Securities and Exchange Commission rules to include the full grant date fair value of equity awards in the year the awards are granted.  The grant date fair value is an accounting value that projects the potential value of awards based on assumptions about, among other things, certain future events.  The grant date fair value is different from the economic value of the awards to our NEOs, which may be lower or higher than the grant date fair value depending on the price of our common stock.  For this reason, we are including in this proxy statement, as a supplement to the required Summary Compensation Table, a comparison of our NEOs’ realizable pay for 2017 with their total compensation as shown in the Summary Compensation Table.

Name and Principal Position	2017 Summary Compensation Table Total Compensation ($)	2017 Total Realizable Compensation ($)

Mark J. Gliebe
Chairman and Chief Executive Officer	7,866,428	4,843,585

Charles A. Hinrichs
Vice President and Chief Financial Officer	2,266, 558	1,544,278

Jonathan J. Schlemmer
Chief Operating Officer	2,758,207	1,912,950

Thomas E. Valentyn
Vice President, General Counsel and Secretary	1,156,550	812,198

Terry R. Colvin
Vice President, Corporate Human Resources	1,229,198	946,967

The 2017 total realizable pay disclosure in the table above is the same as the 2017 compensation shown in the Summary Compensation Table except that the equity-based compensation that we granted during 2017 is valued based on the price of our common stock at fiscal year-end and, in the case of performance share units (“PSUs”), the relevant performance trend at fiscal year-end.  Specifically, restricted stock units (“RSUs”) are valued as the product of the number of shares granted to the officer during the year multiplied by the year-end stock price, assuming for purposes of this disclosure that the grants were vested.  Stock appreciation rights (“SARs”) are valued as the product of the number of rights granted to the officer during the year multiplied by the excess, if any, of the year-end stock price over the grant price of the rights, assuming for purposes of this disclosure that the grants were vested.  PSUs with a performance metric of relative total shareholder return (“TSR PSUs”) are valued using 0% of the target number of shares that we granted to each NEO during 2017 (which is approximately the number of shares that would vest if our total relative total shareholder return for the entire applicable performance period is the same as it was at the end of 2017), multiplied by the year-end stock price.  PSUs with a performance metric of return on invested capital (“ROIC PSUs”) are valued using 0% of the target number of shares that we granted to each NEO during 2017 (which is approximately the number of shares that would vest if our ROIC for the entire applicable performance period is the same as it was at the end of 2017).  The 2017 total realizable pay disclosure in the table above does not include equity-based compensation granted in prior years that was paid or became payable in 2017.

Since you have a pay-for-performance compensation philosophy, what percentage of your NEOs’ target compensation is “at risk”?

To focus on both our short and long-term success, our NEOs’ target compensation includes a significant portion—more than 66% on average—that is “at risk” because the value of such compensation is determined based on the achievement of specified results or subject to forfeiture.  This “at risk” compensation includes compensation elements intended to reward the achievement of both short- and long-term financial goals.  If such goals are not achieved, then performance-related compensation will decrease.  If goals are exceeded, then performance-related compensation will increase.

Payments under the ICP are “at risk” because the payments are dependent on achievement of one-year performance goals.  In addition, compensation paid in the form of equity awards, such as RSUs, SARs and PSUs, instead of cash is at-risk because its value varies with changes in the stock price.  By creating a total compensation package where a considerable percentage is paid in equity awards that are subject to vesting over multiple years or dependent on achieving multi-year performance goals, our executive officers have a significant stake in our long-term success and gain financially along with our shareholders.

As shown in the following charts, in fiscal 2017, 71% of the CEO’s target compensation and, on average, 61% of the other NEOs’ target compensation was at-risk.  For purposes of this disclosure, target compensation includes base salary, target annual incentive awards, grant date fair value of equity awards, change in pension value and all other compensation.

Setting Executive Compensation

What is the role of the Board in setting NEOs’ compensation?

The Board’s primary roles in setting our executive compensation are:

•                  to annually review and consider our compensation philosophy;

•                  to appoint the members of the Committee; and

•                  to review and approve certain recommendations of the Committee relating to compensation.

The Committee consists entirely of independent directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934.  The current members of the Committee are Messrs. Stoelting (Chairman), Doerr and Sachdev.

What is the role of the Committee in setting NEOs’ compensation?

The Committee is responsible for determining the components of our executive compensation program, consistent with the compensation philosophy determined by our Board, and the executive compensation packages offered to our NEOs.  The Committee determines executive salaries, administers the ICP, administers our long-term equity incentive plans and makes awards under the plans.

The Committee reviews data from market surveys and proxy statements from our established peer group and retains an independent compensation consultant to assess our competitive position with respect to total executive compensation.

The Committee takes various factors into account in setting compensation levels and does not use a formulaic approach, but generally seeks to closely align target total direct compensation (i.e., the sum of base salary, target annual cash incentive opportunity, and target long-term incentives) with the peer group and survey median.

What is the role of the CEO in setting NEOs’ compensation?

In its decision-making process, the Committee receives and considers the recommendations of our CEO with respect to compensation to be paid to our executive officers other than himself.  Our CEO makes no recommendation with respect to his own compensation.

Does the Committee use an independent compensation consultant to help in setting NEOs’ compensation?

Yes.  The Committee periodically solicits proposals from independent compensation consultants to assist the Committee in the performance of its responsibilities.  As part of its evaluation of potential compensation consultants, the Committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  Our CEO has access to the independent compensation consultant only at the direction of the Committee.

Willis Towers Watson served as the Committee’s independent compensation consultant for 2017.  In July 2017, the Committee reviewed the independence of Willis Towers Watson and the individual representatives of Willis Towers Watson who served as the Committee’ consultants, including considering factors contained in applicable SEC rules and NYSE listing standards.

The Committee concluded, based on the evaluation described in the preceding paragraph, that Willis Towers Watson was independent and that no conflict of interest was raised by the services performed by Willis Towers Watson.  Willis Towers Watson did not perform any services for our Company in 2017 other than the services provided at the direction of the Committee.

How did the compensation consultant help the Committee in setting NEOs’ compensation for 2017?

In setting compensation for 2017, the Committee directed Willis Towers Watson to assemble compensation data for our NEOs and compare the data against aggregated peer group proxy data and general industry survey data for persons holding similarly situated positions in our peer group.  The Committee’s policy is generally to review the composition of the peer group every three years for potential changes in light of acquisitions, changes in comparable revenue size, or other factors it deems appropriate.

In updating our peer group following our acquisition of the PTS business, the Committee selected companies that it believed to be comparable to our Company by generally using the following criteria:

•                  Comparable revenue (target companies with annual revenues ranging from approximately 0.5 to 2.0 times our annual revenues and with an overall median revenue that approximates ours);

•                  Compete in an industry similar to ours and/or have the level of complexity and business model similar to ours; and

•                  Contains companies that we compete with for executive talent.

The Committee expects to conduct another full review of peer group companies in 2018 unless there are substantial changes to the Company that would merit an earlier review.

For 2017, the 20 companies in our peer group for purposes of NEO benchmarking were:

AMETEK, Inc.	Colfax Corporation	Crane Co.
Donaldson Company, Inc.	Flowserve Corp.	Hubbell Incorporated
Kennametal Inc.	Lennox International	Lincoln Electric Holdings Inc.
Owens Corning	Pentair plc	Rexnord Corp.
Rockwell Automation, Inc.	Rockwell Collins Inc.	Roper Technologies, Inc.
Snap-On Incorporated	Terex Corporation	The Timken Co.
Valmont Industries, Inc.	Xylem Inc.

Willis Towers Watson benchmarked our executive compensation opportunities using (i) the above referenced peer group as the primary benchmark for our CEO, Chief Financial Officer and General Counsel positions and (ii) general industry data from Willis Towers Watson’s Executive Compensation Survey as the primary benchmark for our Chief Operating Officer, VP and Chief Information Officer and Vice President, Corporate Human Resources positions.

In reviewing and analyzing these data, Willis Towers Watson considered information for each NEO position with respect to the following elements of compensation:

•                  Base salary;

•                  Target annual cash incentive under the ICP;

•                  Target total cash compensation (salary and target annual cash incentive);

•                  Target of annual long-term incentives at grant-date value; and

•                  Target total direct compensation (sum of target cash and target long-term incentives).

In keeping with the Committee-approved methodology, Willis Towers Watson analyzed each element of target total direct compensation for our NEOs compared to the market median from the two different data sources.  Willis Towers Watson reported on the methodology that it used in its analysis, provided a summary of its findings, and its observations on our programs relative to the data and market trends in executive compensation.  In connection with this review, Willis Towers Watson also analyzed our annual share utilization rate and dilution relative to market practice.

During 2017, the Committee also reviewed market data relating to supplemental benefits and perquisites provided to our executive officers using the same peer group and general industry survey data provided by Willis Towers Watson discussed above.  Consistent with prior years, we will continue to limit the perquisites that we provide our officers, including our named executive officers.  However, as a result of this perquisite review, our Committee believed it was reasonable for the Company to continue to provide use of a company car to certain officers, and, effective January 1, 2018, for the Company to pay for annual medical physicals for each of the officers.

The Elements of Total Compensation

We achieve our executive compensation objectives through the following ongoing programs.  All of our NEOs participate in these programs.

Program	Description	Participants	Objectives
Annual Cash Compensation
Base Salary	Annual cash compensation	All employees	Retention Competitive Practices Individual contribution
ICP Annual Cash Incentive

Annual cash incentive with target awards established at each employee level

Payments can be higher (subject to a 200% cap) or lower than target, based on Company annual results

Amounts earned above target are deferred and remain subject to forfeiture until they are paid; payment occurs in three equal annual installments beginning in the second year following the performance period

		All executive officers and key employees	Drive superior performance • Across total Company • Across business segments Competitive Practices Retention Shareholder Alignment

Program	Description	Participants	Objectives
Long-Term Incentive Programs
Long-Term Incentive (LTI) Equity Awards	Long-term incentive awards paid in Stock Appreciation Rights, Restricted Stock Units and Performance Share Units	All executive officers and key employees	Drive superior performance • Individual contribution • Increase stock price Focus on long-term success Ownership Retention Shareholder Alignment
Retirement Programs
Retirement (401(k)) Savings Plan	Company matching and annual contributions	All U.S. Employees	Retention Competitive Practices
Target Supplemental Retirement Plan (Closed to New Participants 1/1/2017)	Defined benefit retirement plan for executives who have at least 10 years of service and work with the Company until the age of 58	Key Executives eligible prior to January 1, 2017	Retention Competitive Practices
Supplemental Defined Contribution Retirement Plan	Defined contribution retirement plan for executives who have at least 10 years of service and work with the Company until the age of 58	Key Executives not covered by the Target Supplemental Retirement Plan	Retention Competitive Practices
Other Executive Benefits
Perquisites and Executive Benefits	Available to certain executives to assure protection of Company assets and/or focus on Company business with minimal disruption	Specific benefits are offered to different groups of executive officers based on business purpose	Retention Competitive Practices
Other Benefits	Medical, welfare and other benefits	All employees	Retention Competitive Practices

Base Salaries

How do you determine base salaries, and what were the NEOs’ base salaries for 2017?

We determine base salaries for our executives based upon job responsibilities, level of experience, individual performance and expectations with respect to contributions to our future performance as well as comparisons to the salaries of executives in similar positions as compared to our peer group.  In April 2017, the Committee set the base salaries of our NEOs in accordance with the factors identified in the preceding sentence.  Effective as of April 1, 2017, the base salaries of our NEOs were as follows:

Name	Base Salary	Change from 2016
Mark J. Gliebe	$980,000	+2.6%
Charles A. Hinrichs	$515,000	+3.0%
Jonathan J. Schlemmer	$605,000	+2.5%
Thomas E. Valentyn	$375,000	+25.0%
Terry R. Colvin	$370,000	+2.8%

In setting base salary levels, the Committee compared the NEOs’ base salary levels to the salary levels of the executive officers in our peer group based on proxy statement data as well as general industry data from Willis Towers Watson’s Executive Compensation Database.  At the time Mr. Valentyn was promoted to Vice President, General Counsel and Secretary in May 2016, the Committee set his annual base salary at $300,000.  However, after reviewing the market data provided by Willis Towers Watson in 2017, the Committee determined that Mr. Valentyn’s base salary was  below the median base salaries of similarly situated executive officers, and thus decided to increase his base salary by 25% for 2017, resulting in Mr. Valentyn’s 2017 base salary being approximately 15% below the median.  With respect to each of our other NEOs, compared to the median base salaries of similarly situated executive officers in the data reviewed by the Committee, Mr. Gliebe’s salary for 2017 placed him 2% below the median, and the salaries of Messrs. Hinrichs, Schlemmer and Colvin for 2017 placed them 5% below the median, 2% above the median, and at the median, respectively.  The base salary levels set by the Committee did not affect decisions regarding other compensation elements.

Annual Cash Incentives

Do you provide annual cash incentive awards?  If so, how are they structured?

In fiscal year 2017, we provided annual cash incentive awards through our ICP, which was approved by shareholders at our annual meeting of shareholders on April 25, 2016.    Under our ICP, annual cash incentive awards are paid out based on the Company’s achievement of performance goals related to certain financial measures.

How does the ICP work?

Early in 2017, the Committee set performance goals (as described below under “What were the ICP performance measures for 2017?  How did you determine the target for each metric?”) and a targeted level of annual cash incentive compensation for each NEO that would be earned for achievement of target performance.  For each NEO, the target cash incentive amount is based on a percentage of base salary.

The Committee, in consultation with Willis Towers Watson and our CEO (other than with respect to his own compensation), set annual cash incentive targets under the ICP near the median level with respect to each respective position held by our NEOs relative to our peer group.  As a result, our NEOs were given the opportunity to earn above median annual cash incentive awards if the Company-wide financial targets under the ICP plan were exceeded, while being at risk of receiving below median awards (or no awards at all) if our financial performance did not meet the targeted results.  For 2017, the target cash incentive amounts for each of our NEOs were as follows:

Name	Target % of Base Salary	Target Amount
Mark J. Gliebe	120%	$1,176,000
Charles A. Hinrichs	75%	$386,250
Jonathan J. Schlemmer	85%	$514,250
Thomas E. Valentyn	60%	$225,000
Terry R. Colvin	60%	$222,000

If the Company-wide financial performance goals described below under “What were the ICP performance goals for 2017?  How did you determine the target for each metric?” are met at the target level, then each eligible NEO receives their target amount.  However, actual incentive compensation can range from zero to two times the target amount, as described in more detail below, depending on our financial performance during the year.

There was also a threshold requirement for our NEOs to receive any amount under the ICP for 2017.  The requirement was that we have positive adjusted operating profit (as determined by the Committee) for fiscal year 2017.  This requirement was used to qualify amounts paid under the ICP as “performance-based compensation” exempt from the limit on deductibility imposed by Section 162(m) of the Code.  If we had positive adjusted operating profit for the year, then up to the maximum ICP amount was authorized, subject to the Committee’s discretion to reduce the amount payable based on our financial performance as described below.

What were the ICP performance measures for 2017?  How did you determine the target for each measure?

Our ICP performance goals for 2017, as established by the Committee, were based on sales growth, adjusted operating profit as a percentage of sales and trade working capital as a percentage of sales.  We selected sales growth, adjusted operating profit as a percentage of sales and trade working capital as a percentage of sales as performance measures under the ICP because they are what we consider to be the best three fundamental operational metrics of our business that, when improved, increase shareholder value.

We defined these performance measures in the ICP as follows:

•                  “Sales” means net sales reported in our earnings release for fiscal 2017.

•                  “Adjusted operating profit” means adjusted operating profit as reported in our earnings release for fiscal 2017.

•                  “Trade working capital” means (1) the aggregate of average accounts receivable on the last day of each of the 13 months beginning with December 2016  and ending with December 2017 plus (2)

the aggregate of average inventory on the last day of each of the same 13 months minus (3) the aggregate of average accounts payable on the last day of each of the same 13 months.

The Committee established total year targets for sales, adjusted operating profit as a percentage of sales and trade working capital as a percentage of sales.  The targets for each metric were set at the beginning of the year by the Committee as part of the annual business planning process.  For each metric, the targets represented an improvement over prior year performance.

The incentive under the ICP was determined based on performance against the targets established by the Committee as follows:

•                  75% of the incentive was based on performance against the total year targets for:

•                  Sales growth

•                  Adjusted operating profit as a percentage of sales

•                  25% of the incentive was based on performance against the total year target for working capital as a percentage of sales

The 75% of the incentive based on sales growth and adjusted operating profit as a percentage of sales rewards performance where actual sales are greater than target and/or adjusted operating profit as a percentage of sales is greater than target and reduces the bonus where actual sales are less than target and/or adjusted operating profit as a percentage of sales is less than target.

The 25% of the incentive based on trade working capital as a percentage of sales rewards performance where trade working capital as a percentage of sales is lower than target and reduces the bonus where trade working capital as a percentage of sales is higher than target.

Performance under the ICP was adjusted to exclude the impact of acquisitions and divestitures during the year.

The Committee also set the following threshold, target, and maximum payout percentages under the ICP:

Performance Measure	Weight (applied to Target Amount)	Payout % at Threshold	Payout % at Target	Payout % at Maximum
Sales Growth and Adjusted Operating Profit as % of Sales	75%	25%	100%	200%
Trade Working Capital as % of Sales	25%	25%	100%	200%

As noted in the table, if the maximums were met for sales growth, adjusted operating profit percentage and the trade working capital percentage, then the NEOs would be eligible to receive 200% of their target amount.  If only the thresholds were met for the three performance measures, then the NEOs would be eligible to receive 25% of their target amount.  If the actual results were to fall between threshold and target, or target and maximum, then the payout percentage would be interpolated between threshold and target, or target and maximum, respectively.  If the actual results were to fall below threshold, then each eligible NEO would still be eligible to receive, at the discretion of the Committee, an annual cash incentive award equal to 25% of their target amount if the NEO met specified individual performance targets approved by the CEO (for the NEOs other than himself).  The CEO’s personal objectives are approved by the Board.  If actual results were to fall below threshold for both the trade working capital percentage and the adjusted operating profit percentage, and the NEO were not to meet his individual goals, then the NEO would not receive any annual incentive compensation.

How much did the NEOs actually earn under the ICP in 2017?

As discussed above, the annual incentive amount actually earned by each NEO for fiscal 2017 was dependent upon actual Company performance with respect to trade working capital as a percentage of sales and adjusted operating profit as a percentage of sales.  Our actual results for 2017 were as follows:

Performance Measure	Weight	Actual Results for Fiscal 2017	Actual Payout %
Sales Growth and Adjusted Operating Profit as % of Sales	75%	Net Sales of $3.4 Billion and Adjusted Operating Profit as% of Sales of 10.1%	94.8%
Trade Working Capital as % of Sales	25%	24.9%	106.0%

The actual results for the 2017 ICP Performance Measures were:  (1) sales growth was 2.4% above target; (2) adjusted operating profit as a percentage of sales was 16 basis points below target; and (3) actual trade working capital as a percentage of sales was 50 basis points above target.  Adjusted operating profit was derived from operating profit in our financial statements by adjusting for the gain on disposal of business, gain on sale of assets, and restructuring and related costs.

As a result, each NEO earned annual cash incentive compensation under the ICP equal to the following:

Name	Annual Incentive Compensation
Mark J. Gliebe	$1,147,776
Charles A. Hinrichs	$376,980
Jonathan J. Schlemmer	$501,908
Thomas E. Valentyn	$219,600
Terry R. Colvin	$216,672

Long-Term Incentives

Do you provide long-term incentives?  If so, how are they structured?

We provide long-term incentives to our NEOs in the form of equity-based compensation.  Consistent with our compensation philosophy, we believe long-term equity incentives help to ensure that our NEOs have a continuing stake in the long-term success of our Company and allow our NEOs to earn above-median compensation only if our shareholders experience appreciation in their equity holdings.

Other than in the case of newly hired executives, we generally make determinations concerning long-term equity-based awards in April of each year at the same time we complete our annual performance reviews.  In any event, we grant all equity-based awards effective two days after the release of either our quarterly or annual financial results.

What long-term incentives were provided to NEOs in 2017?

In 2017, as in 2016, the Committee granted stock appreciation rights, or “SARs,” restricted stock units, or “RSUs,” and performance share units, or “PSUs.”  The proportion of overall long-term incentive target value represented by each form of award was 34% SARs, 33% RSUs and 33% PSUs, the same proportions as the awards that we granted in 2016.  The Committee granted SARs, RSUs and PSUs to each of our NEOs in 2017 in the amounts indicated in the “Grants of Plan-Based Awards Table for Fiscal 2017” and the narrative following the table.  We value SARs using a Black-Scholes formula and PSUs using either a Monte Carlo methodology (in the case of PSUs using a TSR performance metric) or grant date fair market value (in the case of PSUs using an ROIC metric). Consistent with our overall compensation philosophy, the Committee, after consultation with Willis Towers Watson, granted long-term compensation awards in 2017 at levels approximating the median level of these awards granted by the companies in our peer group.  The target long-term incentive levels set by the Committee did not affect decisions regarding other compensation elements.

Award Type	Description	Other	Vesting Period
SARs	The right to receive stock in an amount equal to the appreciation in value of a share of stock over the base price per share.

The base price per share of all of the SARs is equal to the closing market price of our common stock on the date of grant so that SARs will have value only if the market price of our common stock increases after the grant date.
The Committee granted SARs rather than stock options because it views SARs as less dilutive to our shareholders.

Five years (40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date)

RSUs	The right to have us issue a share of our common stock upon the vesting date specified in the award, if the participant is still employed by us at the time of vesting.

In addition to providing competitive compensation and an incentive to create shareholder value, these awards are intended to align management and shareholder interests as well as provide a retention incentive for the executive to remain employed by our Company.

Cliff vest on the third anniversary of the grant date

PSUs	The right to have us issue a share of our common stock upon achievement of the performance conditions specified in the award

The 2017 grants have a three-year performance period. Fifty percent (50%) of the PSUs will be earned or forfeited based on a performance metric of total shareholder return, or TSR, relative to our peer group over our fiscal years 2017-2019. The other fifty percent (50%) of the PSUs will be earned or forfeited based on a performance metric of return on invested capital, or ROIC.

For the PSUs using a TSR performance metric, TSR at or below the 25th percentile of the peer group will result in no PSUs being earned. For TSR at the 50th percentile of the peer group, the target number of PSUs will be earned. For TSR at the 75th percentile of the peer group, the maximum number of PSUs (which is 200% of the target PSUs) will be earned. For performance between the 50th and 75th percentile, the number of PSUs earned is interpolated between target and maximum.

For the PSUs using an ROIC performance metric, ROIC below the minimum threshold ROIC level will result in no PSUs being earned. For ROIC at the target ROIC level, the target number of PSUs will be earned. For ROIC at or above the maximum threshold level, the maximum number of PSUs (which is 200% of the target PSUs) will be earned. For ROIC between the threshold and target levels, or between the target and maximum levels, the number of PSUs earned is interpolated between threshold and target, or between target and maximum, respectively.

As indicated in the description above, the PSUs granted in fiscal 2017have two performance metrics, TSR and ROIC, which were the same metrics we used for the PSUs that we granted in 2016.  Half of the 2017 PSUs were subject to the TSR performance metric and half were subject to the ROIC metric.

In 2017, the three-year performance period for the PSUs that we granted to our NEOs in 2015 (the “2015 PSUs”) was completed.  The 2015 PSUs were subject to two performance metrics: half were subject to a relative TSR metric (the “2015 TSR PSUs”) and half were subject to an EBIT rate improvement metric (the “2015 EBIT PSUs”).  For the 2015 TSR PSUs, if our TSR was at or below the 25th percentile of the peer group, that would have resulted in none of the 2015 TSR PSUs being earned.  For TSR at the 50th percentile of the peer group, the target number of 2015 TSR PSUs would have been earned, and for TSR at the 75th percentile of the peer group, the maximum number of 2015 TSR PSUs (which was 200% of the target 2015 TSR PSUs) would have been earned.  For our 2015 EBIT PSUs, EBIT rate improvement below the minimum threshold EBIT improvement level would result in no 2015 EBIT PSUs being earned. For EBIT rate improvement at the target EBIT rate improvement level, the target number of 2015 EBIT PSUs would be earned. For EBIT rate improvement at or above the maximum EBIT rate improvement level, the maximum number of 2015 EBIT PSUs (which is 200% of the target 2015 EBIT PSUs) would be earned. For both the 2015 TSR PSUs and 2015 EBIT PSUs, performance between the threshold and target levels, or between the target and maximum levels, the number of 2015 PSUs earned would be interpolated between threshold and target, or between target and maximum, respectively. Based on our performance for the period ending in 2017, 0% of the 2015 TSR PSUs were earned, and 0% of the 2015 EBIT PSUs were earned.

What changes are you expecting to make to the long-term incentive program in 2018?

As discussed in more detail below under “Proposal 4: Approval of the Regal Beloit Corporation 2018 Equity Incentive Plan,” our Board has approved a new equity incentive plan (which we will refer to as the “2018 Plan”) for use in granting equity awards to certain key employees, including each of our named executive officers, and our non-employee directors.   Subject to shareholder approval of the new 2018 Plan at the 2018 annual shareholders meeting, our 2018 long-term incentive awards will be granted under the 2018 Plan, and the 2013 Equity Incentive Plan will terminate.   The 2018 Plan will permit us to continue to grant equity awards similar to the equity awards that we granted under our 2013 Equity Incentive Plan, as well as other equity awards at the discretion of the Committee.  As such, we do not anticipate making any material changes to the long-term incentive grant mix in 2018.

Other Benefits and Perquisites

Do you provide any other benefits or perquisites to your NEOs?

We have certain other plans that provide, or may provide, compensation and benefits to our NEOs.  The Committee considers all of these plans and benefits when reviewing total compensation of our NEOs.  These plans include the following:

Plan or Benefit	Description	Other
401(k)

Participants are eligible to contribute a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Service, and we make a matching contribution equal to 100% of the first 1% and 50% of the next 5% of base salary contributed by the employees into their 401(k) accounts.

Target Supplemental Executive Retirement Plan (“SERP”)	A supplemental defined benefit pension benefit plan that provides a competitive retirement package by extending retirement benefits without regard to statutory limitations under tax-qualified plans.

In 2017, the Committee decided to close the Target SERP to new participants and replaced the Target SERP with the Supplemental Defined Contribution Retirement Plan (the “SDCRP”) for individuals who became eligible after December 31, 2016. Each of our current NEOs other than Mr. Valentyn participates in the Target SERP.

Supplemental Defined Contribution Retirement Plan (“SDCRP”)		In 2017, Mr. Valentyn was our only NEO who participated in the SDCRP.

Disability Benefits	Provides short-term disability benefit in the form of up to six months of base salary replacement. Provides long-term disability benefit of 60% of base salary.

Life Insurance	We provide our NEOs with Company-paid term life insurance.

The premiums paid for each of our NEOs for this life insurance in 2017 are included below in the “Summary Compensation Table for Fiscal Years 2015-2017” in the column entitled “All Other Compensation.” We do not provide a tax gross up in connection with this benefit.

Perquisites	Each of the NEOs had use of a company car for business and personal travel.

What changes were made to the supplemental retirement program in 2017 and why?

In 2017, the Committee decided to close the Target SERP to new participants.  In place of the Target SERP, the Committee approved a new defined contribution arrangement for individuals who become eligible after December 31, 2016.  The Committee made these changes based on its analysis of trends relating to executive retirement plans showing an increase in the use of nonqualified defined contribution plans and a decline in the use of nonqualified defined benefit plans, such as the Target SERP, and its belief that a defined contribution plan would provide a more market-competitive retirement benefit for new executive officers.  Messrs. Gliebe, Schlemmer, Hinrichs and Colvin each continue to participate in the Target SERP and none of them is expected to participate in the new SDCRP.  Mr. Valentyn, who first became eligible for supplemental retirement benefits after his appointment to the position of Vice President, General Counsel and Secretary in 2016, participates in the new SDCRP, and does not participate in the Target SERP.

Executive Stock Ownership Requirements

To underscore the importance of linking executive compensation and shareholder interests, we have implemented stock ownership requirements for certain executives, including our NEOs.  Executives subject to these stock ownership requirements must own a certain dollar value amount of stock before they are permitted to sell shares (other than shares sold to pay option exercise prices or shares sold or surrendered to cover taxes).  Executives who sell shares in violation of these requirements may be ineligible for future long-term incentive awards.  The stock ownership policy requires the following levels of ownership:

Position	Ownership Required as Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer and Chief Operating Officer	3x
Other Executive Officers	1x

Each of our NEOs are in compliance with this policy either because they own the target value of stock or because they have not sold shares.

Policy Against Hedging and Pledging Transactions

We have adopted a policy prohibiting our employees, including our NEOs, and our directors from trading in puts, calls and other derivative securities relating to our common stock.  The prohibition includes the purchase of any financial instruments designed to hedge or offset any decrease in the market value of our common stock, whether or not such instruments are classified as derivative securities.  We also prohibit our employees, including our NEOs, and directors from pledging shares of our common stock that he or she owns as collateral to secure personal loans or other obligations under our Insider Trading Policy.

Severance and Change in Control Benefits

We have no employment agreements with any of our NEOs that provide benefits prior to a change in control of our Company. However, we have entered into change in control and termination agreements with Messrs. Gliebe, Hinrichs, Schlemmer, Valentyn and Colvin.

The Committee believes the change in control and termination benefits under the change in control and termination agreements and our equity incentive plans are consistent with the Committee’s overall objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies.

The purpose of the benefits is to focus our NEOs on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change in control.

All of our change in control agreements contain “double trigger” provisions, which means that, for an executive officer to receive severance benefits under the agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer’s employment. The Committee selected the triggering events for change in control and termination benefits to our NEOs based on its judgment that these events were likely to result in the job security distractions and retention concerns described earlier in this paragraph.

Other than the change in control and termination agreements, we have no formal severance program in place for our NEOs.

The Committee has adopted a policy eliminating tax gross-ups from all new change in control and termination agreements that we enter into with our executive officers.  This policy was applied to the change in control and termination agreements entered into with Messrs. Hinrichs, Schlemmer and Valentyn, which contain no tax gross-ups.

Tax Reform’s Impact on Executive Compensation

Code Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain covered executives.  For compensation paid for the 2017 fiscal year, our covered executives were Messrs. Gliebe, Schlemmer, Valentyn, and Colvin. Starting with the 2018 fiscal year, as a result of the changes made to Code Section 162(m) by the Tax Cuts and Jobs Act, our number of covered executives will increase to include those four executives, plus any executive who serves as our Chief Executive Officer or Chief Financial Officer at any time on or after January 1, 2018, or who is among our three most highly compensated executive officers for any fiscal year beginning with 2018.

For compensation paid for the 2017 fiscal year, the statute generally exempts qualifying performance-based compensation from the $ 1 million annual deduction limit if certain conditions are met.   Starting with the 2018 fiscal year, only qualifying performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 will be exempt from the deduction limit.  Accordingly, any compensation paid in the future pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1 million fiscal year deduction limit if paid to a covered executive.  Because many different factors influence a well-rounded, comprehensive executive compensation program, and as a result of the changes made to Code Section 162(m) by the Tax Cuts and Jobs Act, some of the compensation we provide to our executive officers may not be deductible as a result of Code Section 162(m).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for each of our NEOs: (1) the dollar value of base salary and annual cash incentive earned during the years indicated; (2) the full grant date fair value of RSUs, SARs and PSUs granted during the years indicated, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718; (3) the dollar value of earnings for services pursuant to awards granted during the indicated year under non-equity incentive plans; (4) the change in pension value and non-qualified deferred compensation earnings during the years indicated; (5) all other compensation for the years indicated; and (6) the dollar value of total compensation for the years indicated.  Our NEOs are our Chairman and CEO, our Vice President and Chief Financial Officer and each of our three other most highly compensated executive officers as of December 30, 2017, the last day of our most recent fiscal year.  In accordance with the rules of the SEC, the table includes information for the fiscal years ended January 2, 2016, December 31, 2016, and December 30, 2017.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2015-2017

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Mark J. Gliebe	2017	973,750	0	2,905,640	1,496,003	1,147,776	1,310,920	32,339	7,866,428
Chairman and Chief	2016	955,000	0	2,904,348	1,496,596	585,606	1,585,197	32,835	7,559,582
Executive Officer	2015	947,500	0	2,641,234	1,759,133	740,000	1,277,118	29,230	7,394,215

Charles A. Hinrichs	2017	511,250	0	694,414	357,246	376,980	302,899	23,769	2,266,558
Vice President and	2016	497,500	0	693,349	357,220	191,625	258,428	23,782	2,021,904
Chief Financial Officer	2015	486,250	0	629,240	420,102	250,000	175,926	22,296	1,983,814

Jonathan J. Schlemmer	2017	601,250	0	811,734	418,438	501,908	406,101	18,776	2,758,207
Chief Operating Officer	2016	590,000	0	811,890	418,469	241,192	319,518	15,988	2,397,057
	2015	586,250	0	719,434	479,825	300,000	282,913	21,208	2,389,630

Thomas E. Valentyn Vice President, General Counsel and Secretary	2017	356,250	0	331,209	170,173	219,600	0	79,318	1,156,550

Terry R. Colvin	2017	367,500	0	271,251	139,285	216,672	211,619	22,871	1,229,198
Vice President, Corporate	2016	360,000	0	260,217	134,290	110,376	212,011	23,792	1,100,686
Human Resources	2015	356,250	0	230,640	154,060	130,000	163,845	22,094	1,056,889

(1)             The salary amounts shown in the table reflect amounts actually earned during the year, rather than the annual base salary rates in effect any point in time.

(2)             These amounts reflect the full grant date fair value of the RSU awards and PSU awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718, Compensation-Stock Compensation.  In the case of PSUs, the amounts shown are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Gliebe – $1,453,040; Mr. Hinrichs – $347,404; Mr. Schlemmer –$406,217;  Mr. Valentyn – $165,774; and Mr. Colvin – $136,078. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Gliebe – $2,582,400; Mr. Hinrichs – $617,355; Mr. Schlemmer –$722,265;  Mr. Valentyn – $294,555; and Mr. Colvin – $242,100. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the stock awards for 2017, 2016, and 2015 are included under the caption “Shareholders’ Equity” in Note 9 of the Notes to Consolidated Financial Statements in the 2017, 2016, and 2015 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(3)             These amounts reflect the full grant date fair value of all option awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the stock awards for 2017, 2016 and 2015 are included under the caption “Shareholders’ Equity” in Note 9 of the Notes to Consolidated Financial Statements in the 2017, 2016, and 2015 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(4)             The values shown are not current cash benefits, but rather actuarial calculations of the change in the accumulated benefit obligations under the Target Supplemental Retirement Plan. Mr. Gliebe has 36 years of credited service with our Company under the Target Supplemental Retirement Plan. We do not pay above market earnings under the new Defined Contribution SERP, and as such, no accumulated benefits under such plan are included in this table, consistent with SEC rules.

(5)             The amounts shown include payments for personal benefits and for the other items identified in the following sentences.  We provide a modest level of personal benefits to NEOs.  These personal benefits in 2017 included use of a company car and spousal travel on the corporate aircraft in connection with business travel by the NEO.  Other items included in this column for 2017 included the payment of life insurance premiums and Company contributions to the NEOs’ 401(k) plan accounts and, with for Mr. Valentyn, our contributions to his SDCRP account.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that the Committee made to our NEOs during fiscal 2017, including incentive plan awards (equity-based and non-equity based) and other plan-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a NEO during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about these awards.  Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2017

										All Other
										Option
									All Other Stock	Awards:	Exercise or
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Awards:	Number of	Base Price of
		Date of	Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Number of	Securities	Option	Grant Date Fair
Name	Grant Date	Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)(3)	Underlying Options (#)	Awards ($/Sh)	Value of Stock and Option Awards ($)
Mark J. Gliebe	5/10/2017	4/30/2017				—	16,000	32,000				1,453,040
	5/10/2017	4/30/2017							18,000			1,452,600
	5/10/2017	4/30/2017								64,175	80.70	1,496,003
			0	1,176,000	2,352,000

Charles A. Hinrichs	5/10/2017	4/30/2017				—	3,825	7,650				347,404
	5/10/2017	4/30/2017							4,300			347,010
	5/10/2017	4/30/2017								15,325	80.70	357,246
			0	386,250	772,500

Jonathan J. Schlemmer	5/10/2017	4/30/2017				—	4,475	8,950				406,217
	5/10/2017	4/30/2017							5,025			405,517
	5/10/2017	4/30/2017								17,950	80.70	418,438
			0	514,250	1,028,500

Thomas E. Valentyn	5/10/2017	4/30/2017				—	1,825	3,650				165,774
	5/10/2017	4/30/2017							2,050			165,435
	5/10/2017	4/30/2017								7,300	80.70	170,173
			0	225,000	450,000

Terry R. Colvin	5/10/2017	4/30/2017				—	1,500	3,000				136,078
	5/10/2017	4/30/2017							1,675			135,173
	5/10/2017	4/30/2017								5,975	80.70	139,285
			0	222,000	444,000

(1)         These columns reflect the estimated future payouts at the time these awards were granted under the ICP, based on the base salaries that become effective on April 1, 2017.  The amounts earned under these awards based on performance during fiscal year 2017 are shown in the “Non-Equity Incentive Compensation” column for fiscal year 2017 in the Summary Compensation Table.

(2)         These columns show the range of potential payouts for the PSUs that we described in the section titled “The Elements of Total Compensation — Long-Term Incentives” in the Compensation Discussion and Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2017 to 2019 and will be determined after the end of fiscal year 2019.

(3)         The amounts shown in this column reflect the number of RSUs we granted to each NEO pursuant to our 2013 Equity Incentive Plan.

Equity Incentive Plan Awards

As reflected in the tables above, the Committee granted equity-based awards to our NEOs in 2017.  The Committee granted these awards under our 2013 Equity Incentive Plan, or the 2013 Plan.  Our equity incentive plans are administered by the Committee with respect to key employee participants, and the Committee generally has the authority to set the terms of awards under the plans except to the extent the plans specify such terms.

Effective May 2017, the Committee awarded the RSUs indicated in the table above under the 2013 Plan.  Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these RSUs with an effective grant date of May 10, 2017, which was the beginning of the first open window period following the Committee’s action. These RSUs had a grant date fair value of $80.70 per share as determined pursuant to ASC Topic 718, which is equal to the closing market price of a share of our common stock on the date of grant.  All of the units granted to our NEOs during 2017 remain subject to forfeiture for three years following the date of grant.

The Committee also granted the SARs shown in the table above under the 2013 Plan at a per share base price of $80.70.  Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these SARs with an effective grant date of May 10, 2017, which was the beginning of the first open window period following the Committee’s action.  The base price of the SARs equals the closing market price of a share of our common stock on the date of grant.  The SARs vest and become exercisable over a five-year period, with 40% vesting on the second anniversary of the grant date and 20% vesting on each of the third, fourth and fifth anniversaries of the grant date.  The SARs will expire on May 10, 2027.

The Committee also granted the PSUs shown in the table above under the 2013 Plan.  The Committee approved the performance goals and maximum potential values for the awards in early 2017, and determined the final terms for the grants in April 2017. The PSUs have a three-year performance period, from fiscal year 2017 to fiscal year 2019, and will be earned or forfeited based on a performance metric of total shareholder return relative to our peer group.

Awards under the 2013 Plan and any rights under such awards are generally not assignable, alienable, saleable or transferable by participants.

Incentive Compensation Plan Cash Awards

As reflected in the non-equity incentive columns of the tables above, our NEOs participated in the ICP, which is designed to promote the maximization of shareholder value over the long term, during fiscal 2017.  The ICP provides annual cash incentive opportunities to our executives if the Company meets or exceeds certain financial target metrics during the fiscal year.  Company performance above target earns an annual cash incentive more than the target annual cash incentive while Company performance below target earns an annual cash incentive less than the target annual cash incentive.  Under the ICP, the annual cash incentives earned up to 100% of the target amount are fully paid in cash following the end of that year.

Annual cash incentive amounts earned above 100% of the target amount are paid in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, as long as the NEO’s employment with us has not been voluntarily terminated (other than upon retirement) or terminated for cause.  We do not credit participants with interest on amounts subject to payment in installments.

Supplemental Retirement Plans

The column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table includes amounts attributable to the change in the actuarial present value of the respective accumulated benefits under the Target Supplemental Retirement Plan for each of the NEOs.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding stock options, SARs and other equity-based awards held by our NEOs on December 30, 2017, including the number of shares underlying both exercisable and unexercisable portions of each stock option and SAR as well as the exercise or grant price and expiration date of each outstanding option and SAR.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Mark J. Gliebe	35,000	0		42.65	5/8/2019
	42,500	0		61.36	5/5/2020
	65,000	0		72.29	5/4/2021
	99,600	0		63.56	5/3/2022
	51,080	12,770	(4)	64.99	5/2/2023
	33,390	22,260	(5)	75.76	5/7/2024
	25,920	38,880	(6)	78.15	5/12/2025
	0	98,350	(7)	57.43	5/11/2026
	0	64,175	(8)	80.70	5/10/2027
						65,800	(9)	5,040,280	88,050	6,744,630

Charles A. Hinrichs	20,000	0		72.29	5/4/2021
	25,000	0		63.56	5/3/2022
	11,700	2,925	(10)	64.99	5/2/2023
	7,605	5,070	(11)	75.76	5/7/2024
	6,190	9,285	(12)	78.15	5/12/2025
	0	23,475	(13)	57.43	5/11/2026
	0	15,325	(14)	80.70	5/10/2027
						15,700	(15)	1,202,620	21,050	1,612,430

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Jonathan J. Schlemmer	6,000	0		42.65	5/8/2019
	6,000	0		61.36	5/5/2020
	16,500	0		72.29	5/4/2021
	26,000	0		63.56	5/3/2022
	12,960	3,240	(16)	64.99	5/2/2023
	8,880	5,920	(17)	75.76	5/7/2024
	7,070	10,605	(18)	78.15	5/12/2025
	0	27,500	(19)	57.43	5/11/2026
	0	17,950	(20)	80.70	5/10/2027
						18,250	(21)	1,397,950	24,600	1,844,360

Thomas E. Valentyn	0	8,950	(22)	57.43	5/11/2026
	0	7,300	(23)	80.70	5/10/2027
						4,480	(24)	343,168	8,750	670,250

Terry R. Colvin	9,000	0		42.28	5/2/2018
	15,000	0		42.65	5/8/2019
	12,000	0		61.36	5/5/2020
	8,000	0		72.29	5/4/2021
	8,200	0		63.56	5/3/2022
	4,100	1,025	(25)	64.99	5/2/2023
	2,835	1,890	(26)	75.76	5/7/2024
	2,270	3,405	(27)	78.15	5/12/2025
	0	8,825	(28)	57.43	5/11/2026
	0	5,975	(29)	80.70	5/10/2027
						5,925	(30)	453,855	8,000	612,800

(1)              Exercisable stock options are vested.  Unexercisable stock options vest as noted.

(2)              RSUs vest as noted.  PSUs are shown in the table at their maximum levels. Although performance through the end of fiscal year 2017 was below the target level, it is possible that an amount above the target could be earned in the performance period.  PSUs vest as follows:  For Mr. Gliebe:  56,050 units will vest based on performance through the end of fiscal year 2018 and 32,000 units will vest based on performance through the end of fiscal year 2019.  For Mr. Hinrichs:  13,400 units will vest based on performance through the end of fiscal year 2018 and 7,650 units will vest based on performance through the end of fiscal year 2019.  For Mr. Schlemmer:  15,650 units will vest based on performance through the end of fiscal year 2018 and 8,950 units will vest based on performance through the end of fiscal year 2019.  For Mr. Valentyn: 5,100 units will vest based on performance through the end of fiscal year 2018 and  3,650 units will vest based on performance through the end of fiscal year 2019.  For Mr. Colvin:  5,000 units will vest based on performance through the end of fiscal year 2018 and 3,000 units will vest based on performance through the end of fiscal year 2019.

(3)              Based on $76.60 per share closing price of our common stock on the New York Stock Exchange on the last trading day of our fiscal year 2017.

(4)              These SARs vest with respect to 12,770 shares on 5/2/2018.

(5)              These SARs vest with respect to 11,130 shares on each of 5/7/2018 and 5/7/2019.

(6)              These SARs vest with respect to 12,960 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.

(7)              These SARS vest with respect to 9,390 shares on 5/11/2018 and 4,695 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.

(8)              These SARS vest with respect to 25,670 shares on 5/10/2019 and 12,835 shares on each of 5/10/2020, 5/10/2021 and 5/10/2022.

(9)              22,525 shares vest on 5/12/2018, 25,275 shares vest on 5/11/2019 and 18,000 shares vest on 5/10/2020.

(10)       These SARs vest with respect to 2,925 shares on 5/2/2018.

(11)       These SARs vest with respect to 2,535 shares on each of 5/7/2018 and 5/7/2019.

(12)       These SARs vest with respect to 3,095 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.

(13)       These SARS vest with respect to 9,390 shares on 5/11/2018 and 4,695 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.

(14)       These SARS vest with respect to 6,130 shares on 5/10/2019 and 3,065 shares on each of 5/10/2020, 5/10/2021 and 5/10/2022.

(15)       5,375 shares vest on 5/12/2018, 6,025 shares vest on 5/11/2019 and 4,300 shares vest on 5/10/2020.

(16)       These SARs vest with respect to 3,240 shares on 5/2/2018.

(17)       These SARs vest with respect to 2,960 shares on each of 5/7/2018 and 5/7/2019.

(18)       These SARs vest with respect to 3,535 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.

(19)       These SARs vest with respect to 11,000 shares on 5/11/2018 and 5,500 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.

(20)       These SARS vest with respect to 7,160 shares on 5/10/2019 and 3,590 shares on each of 5/10/2020, 5/10/2021 and 5/10/2022.

(21)       6,150 shares vest on 5/12/2018, 7,075 shares vest on 5/11/2019 and 5,025 shares vest on 5/10/2020.

(22)       These SARs vest with respect to 3,580 shares on 5/11/2018 and 1,790 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.

(23)       These SARS vest with respect to 2,920 shares on 5/10/2019 and 1,460 shares on each of 5/10/2020, 5/10/2021 and 5/10/2022.

(24)       130 shares vest on 5/12/2018, 2,300 shares vest on 5/11/2019 and 2,050 shares vest on 5/10/2020.

(25)       These SARs vest with respect to 1,025 shares on 5/2/2018.

(26)       These SARs vest with respect to 945 shares on each of 5/7/2018 and 5/7/2019.

(27)       These SARs vest with respect to 1,135 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.

(28)       These SARs vest with respect to 3,530 shares on 5/11/2018 and 1,765 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.

(29)       These SARS vest with respect to 2,390 shares on 5/10/2019 and 1,195 shares on each of 5/10/2020, 5/10/2021 and 5/10/2022.

(30)       1,975 shares vest on 5/12/2018, 2,275 shares vest on 5/11/2019 and 1,675 shares vest on 5/10/2020.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options and SARs exercised and the stock awards that vested during the last fiscal year for each of our NEOs on an aggregate basis.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2017

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark J. Gliebe	35,000	1,155,700	20,888	1,733,704
Charles A. Hinrichs	—	—	4,759	394,997
Jonathan J. Schlemmer	6,000	208,620	5,560	461,480
Thomas E. Valentyn	—	—	200	13,850
Terry R. Colvin	—	—	1,779	147,657

Retirement Benefits

Pension Benefits

The following table sets forth the actuarial present value of the accumulated benefit under each non-tax-qualified defined benefit plan for Messrs. Gliebe, Hinrichs, Schlemmer, and Colvin, assuming benefits are paid at normal retirement age based on current levels of compensation.  Mr. Valentyn does not participate in any non-tax-qualified defined benefit plan.  The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of our NEOs included in the table below are included under the caption “Retirement and Post-Retirement Plans” in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 30, 2017 and such information is incorporated herein by reference.  The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in our audited financial statements for the year ended December 30, 2017.  The table also reports any pension benefits paid to each NEO during the year.

PENSION BENEFITS FOR FISCAL 2017

Name	Plan name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Mark J. Gliebe	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	36	12,120,464	(1)	0
Charles A. Hinrichs	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	7	983,465		0
Jonathan J. Schlemmer	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	9	1,562,378		0
Terry R. Colvin	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	11	1,004,478		0

(1)         In addition to the thirteen years that Mr. Gliebe has been employed by us, he has been credited under the Regal Beloit Target Supplemental Retirement Plan with the 23 years for which he had credit under his previous employer’s retirement plan.  When Mr. Gliebe’s benefits are paid under the Target Supplemental Retirement Plan, we will deduct from the benefit owed to Mr. Gliebe those amounts paid by his previous employer under the previous employer’s retirement plan.

Target Supplemental Retirement Plan

Each of Messrs.  Gliebe, Hinrichs, Schlemmer, and Colvin participates in the Target Supplemental Retirement Plan, or the Target SERP.  The Target SERP limits participants to officers and other key employees selected by the Committee who were eligible as of December 31, 2016, the date that the Target SERP was closed to new entrants.  The purpose of the Target SERP is to provide replacement income for executives which is comparable, on a percentage basis, to the retirement income that other employees are entitled to receive and to provide competitive retirement benefits as compared to our peer group of companies.  The Target SERP does this by supplementing retirement income which is lost to higher paid employees due to Social Security caps and limits on income considered for our qualified retirement plans.  Under the Target SERP, participants are entitled, upon retirement, to receive a target supplemental retirement benefit.  This benefit ensures that a participant receives an annual pension benefit that provides up to a maximum of 60% of compensation replacement by paying a benefit that is equal to two percent of the participant’s average annual earnings, which is comprised of the participant’s base salary (including any base salary that the participant waived) and target annual cash incentives, including annual cash incentives pursuant to the ICP or former SVA Cash Incentive Plan, during the final five years of service with our Company, multiplied by the participant’s years of service with our Company (up to a maximum of 30 years), less the participant’s Social Security retirement benefit.  For Mr. Gliebe, the monthly pension benefit payable under the Target SERP is reduced by the amount payable to Mr. Gliebe under his previous employer’s retirement plan.  For Mr. Schlemmer, the monthly pension benefit payable under the Target SERP is reduced by the amount payable to Mr. Schlemmer under the Management Supplemental Retirement Plan (discussed below).

To be eligible to receive benefits under the Target SERP upon termination, a participant must have been eligible to participate in the plan as of December 31, 2016, and either have a minimum of 10 years of continuous service and reached the age of at least 58 or have reached the age of 65.  The Committee has discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits.  As part of the compensation package we offered Mr. Hinrichs when he joined our Company in 2010, we reduced the years of continuous service required for him to be eligible to receive a retirement benefit under the Target SERP to 7.5 years.  Mr. Colvin is currently eligible to receive benefits under the Target SERP because he has at least 10 years of continuous service and has reached the age of at least 58.

Management Supplemental Retirement Plan

Prior to April 10, 2012, Mr. Schlemmer did not participate in the Target Supplemental Retirement Plan.  Instead, he participated in a plan that was designed to provide a supplemental retirement income benefit for certain employees who were disadvantaged by the freezing of the Marathon Electric Salaried Employees’ Pension Plan at the end of 2008, which we refer to as the “Management Plan.”  The Management Plan supplemented retirement income which was lost as a result of the freezing of the Marathon Electric Salaried Employees’ Pension Plan. Under that plan, eligible participants are entitled to receive a target supplemental retirement benefit that is equal to a specified percent (0.6743% in the case of Mr. Schlemmer) of the participant’s final average annual earnings, which is the average of the participant’s annual base salary during the final five years of service with our Company, multiplied by the participant’s years of service with our Company on and after January 1, 2009 (up to a maximum of 30 years).

A participant may be eligible to receive benefits under the Management Plan upon the earliest to occur of (i) completion of a minimum of 7 years of vesting service, (ii) completion of a minimum of 10 years of vesting service and having reached the age of at least 58, (iii) having reached the age of 65, or (iv) becoming disabled.  Certain participants, including Mr. Schlemmer, receive credit for years of vesting service completed with our Company and with their previous employer, General Electric Company.  The Committee has discretion to grant additional years of vesting service and/or revise the retirement age requirement for a participant to qualify for benefits, which discretion has never been exercised.

On April 10, 2012, the Committee approved the participation by Mr. Schlemmer in the Target Supplemental Retirement Plan. To reflect his earlier participation in the Management Plan, the monthly pension benefit payable to Mr. Schlemmer under the Target Supplemental Retirement Plan will be reduced by the amount payable to him under the Management Plan.  This reduction is reflected in the terms of the Participation Agreement that Mr. Schlemmer executed in connection with his participation in the Target Supplemental Retirement Plan.

Nonqualfied Defined Contribution Retirement Benefits

The table below sets forth information regarding benefits Mr. Valentyn has earned under our new Supplemental Defined Contribution Retirement Plan, which we refer to as the SDCRP.  The SDCRP replaced the Target SERP for officers who become eligible to receive supplemental retirement benefits after December 31, 2016.  Mr. Valentyn is the only NEO who is currently eligible to participate in the SDCRP.  Under the terms of the SDCRP, we make annual contributions to eligible participants’ accounts.  The amount of the annual Company contribution is calculated as a percentage of total target cash compensation (which includes base salary plus the participant’s target ICP payout).  The Company’s contribution percentage will vary based on years of service as an officer of the Company, according to the following table:

Years of Service as an Officer of the Company	Company Contribution %
0-5 years of service	7% per year
6-10 years of service	10% per year
11+ years of service	12% per year

Participants can elect to invest contributions, with the Plan’s investment options being similar to the investment options under the Company’s 401(k) plan.  Company contributions become vested upon the participant attaining age 58 with a minimum of 10 years of service to our Company.  Participants are not permitted to make contributions to their account under the plan; only the Company may make contributions.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2017

Name	Plan Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/distributions in last Fiscal Year ($)	Balance at Fiscal Year End ($)
Thomas E. Valentyn	Supplemental Defined Contribution Retirement Plan	—	$42,000	—	—	$42,000

(1)         The amount shown in this column has previously been reported in the “All Other Compensation” column of the Summary Compensation Table for 2017.

Potential Payments on a Termination or Change in Control

We have no employment agreements with any of our NEOs that provide for any benefits prior to a change in control of our Company.  We have entered into agreements and maintain plans that require us to provide certain benefits to our NEOs if we undergo a change in control and if the employment of our NEOs terminates or is adversely affected under circumstances specified in the agreements and plans.

Termination of Employment Prior to a Change in Control

Under our equity incentive plans, if a NEO’s employment with us terminates for any reason other than “cause,” all outstanding stock option and SAR awards generally expire on approximately the

90th day following the termination, and all unvested restricted stock and PSU awards are forfeited, subject, under certain circumstances, to exceptions permitted by the Committee.  If a NEO’s employment is terminated for cause, restricted stock and PSU awards that have not vested are generally forfeited immediately, and each unexpired and uncancelled stock option or SAR award, to the extent not previously exercised, terminates immediately.  “Cause” is defined under our equity incentive plans as (i) the participant’s commission of any felony; (ii) the participant’s fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information or (iii) other acts or omissions by the participant that result in a breach of any fiduciary duty the participant owes to us.

Change in Control without Termination of Employment

Other than the protections provided by our equity incentive plans, we do not maintain any formal severance program for our NEOs outside of the context of a change in control of our Company.  In the context of a change in control, however, our key executive employment and termination agreements with each of our NEOs as well as our equity incentive plans require us to provide certain benefits to covered NEOs.  The agreements also provide for enhanced benefits if the employment of the covered NEOs terminates in connection with a change in control of our Company.  A change in control under our agreements with our NEOs and our existing equity incentive plans generally means any of the following: (i) a person or entity acquires 20% or more of our common stock, (ii) a change occurs in the composition of the board of directors that is not approved by at least two-thirds of the existing directors, (iii) our shareholders approve a merger, consolidation or share exchange other than one that would result in less than a 50% change in ownership of us as the surviving entity, or (iv) our shareholders approve a plan for our dissolution or liquidation.

Under our agreements with our NEOs, upon a change in control, we are required to cause all restrictions on any restricted stock awards made to the NEO prior to the change in control to lapse and to fully and immediately vest all stock options and SARs granted to the NEO prior to the change in control.  We are also required, after the change in control, generally to maintain base salaries, fringe benefits, and incentive compensation opportunities at a level equivalent to or higher than the level at which we provided such benefits prior to the change in control.

In the event of a change in control, awards granted under our 2013 Equity Incentive Plan are subject to “double-trigger” vesting in a change in control transaction, which means that, if the surviving entity in the transaction agrees to assume the awards, vesting continues and is accelerated only upon a termination of employment without cause or for good reason. If awards are not assumed, then vesting accelerates and performance awards pay out at the higher of trend or target.  Awards granted prior to fiscal year 2013 under our 2003 Equity Incentive Plan, or the 2003 Plan, and the 2007 Equity Incentive Plan, or the 2007 Plan, are subject to different treatment in a change-in-control transaction.  Under the 2003 Plan and the 2007 Plan, in the event of a change-in-control, any participant holding a stock option or SAR may exercise the option or SAR in full, even if the option was not otherwise exercisable, and has the right to receive, upon sixty days’ written notice to us after the change in control, cash equal to the excess of the change in control price of the shares covered under the surrendered option or SAR over the exercise or base price of the surrendered options or SARs.  On the date of the change in control, any unvested restricted stock awards held by a participant under the 2003 Plan or the 2007 Plan vest in full and each participant has the right, upon sixty days’ written notice to us, to receive, in exchange for the surrender of the restricted stock awards, an amount of cash equal to the change in control price of the restricted stock awards.

If the change in control transaction would trigger the adjustment provisions of our existing equity incentive plans, because, under our 2003 Plan, it is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares, or because, under the 2007 Plan or the 2013 Plan, it is a merger, specified subdivision, combination or dividend of shares, a cash dividend meeting certain requirements, or other event that, in the judgment of the Board or the Committee requires an adjustment to prevent dilution or enlargement of the benefits under the 2007 Plan or the 2013 Plan, the Committee or the Board may make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits available under our equity incentive plans.  Under the adjustment provision, the Committee may also determine a cash payment amount to be paid to the holder of any outstanding award in exchange for cancellation of all or a part of the award.  However, under the 2003 Plan, if the event or transaction creates a change in control, then any such payment must be the greatest amount the participant could have received under the change in control provisions described above and, if the Committee determines it is necessary, each share subject to an award may be substituted by the number and kind of shares, other securities, cash or other property to which holders of our common stock are or will be entitled pursuant to the transaction.

Termination of Employment Connected to a Change in Control

The severance benefits provided under our agreements with our current NEOs are triggered if, during the period starting six months before and ending, in the case of Messrs. Gliebe and Hinrichs, three years or, in the case of Messrs. Schlemmer, Valentyn and Colvin, two years, after a change in control of our Company, the executive’s employment is terminated.  If the executive’s employment is terminated for cause, or as a consequence of death or disability, our obligations under the agreement are limited to the payment of amounts already earned, plus a prorated portion of any bonus, including annual cash incentives under the Annual Cash Incentive Plan, assuming the performance goal for such bonus had been attained.  We may terminate the executive for “cause” under these agreements if he (i) engages in intentional conduct not taken in good faith that has caused us demonstrable and serious financial injury, (ii) is convicted of a felony which substantially impairs the executive’s ability to perform his duties, or (iii) willfully and unreasonably refuses to perform his duties or responsibilities.

If the executive’s employment is terminated other than for cause or as a result of death or disability, or by the executive with good reason, our full obligations under the agreement will be triggered.  The executive may terminate his employment with “good reason” under the agreements if

•                  we breach the terms of the agreement;

•                  we reduce the executive’s base salary, annual cash incentive opportunity or benefits;

•                  we remove the executive from positions within our Company;

•                  the executive determines in good faith that there has been a material adverse change in his working conditions or status;

•                  we relocate the executive; or

•                  we require the executive to travel 20% more frequently than prior to the change in control.

Under the agreements, the executive will receive a termination payment that is equal to, in the case of Messrs. Gliebe and Hinrichs, three times or, in the case of Messrs. Schlemmer, Valentyn and Colvin, two times the sum of (1) the executive’s annual base salary then in effect (2) the higher of (i) the executive’s annual cash incentive target bonus for the fiscal year of the termination, which includes annual cash incentive payments under the ICP, or (ii) the annual cash incentive received in the year prior to the change in control and (3) the value of all fringe benefits.  The agreements with Messrs. Gliebe and Colvin, but not the agreements with Messrs. Hinrichs, Schlemmer  and Valentyn, also contain a gross-up provision, which provides for additional payments to the executives to compensate them for any excise taxes on payments related to the change in control that may be imposed on the executives under the Internal Revenue Code.  We have adopted a policy prohibiting such gross-up provisions in future change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Messrs. Hinrichs, Schlemmer and Valentyn.

The executive also will receive outplacement services, health and life insurance for up to, in the case of Messrs. Gliebe and Hinrichs, three years, or, in the case of Messrs. Schlemmer, Valentyn, and Colvin, two years, and the reimbursement of certain accounting and legal fees related to calculating the tax impact of these payments.  We will also waive any minimum years of service requirements with respect to supplemental retirement programs, including the Target Supplemental Retirement Plan, and will make a payment equal to the value of any additional retirement benefits the executive would receive if he had remained employed for, in the case of Messrs. Gliebe and Hinrichs, three years, or in the case of Messrs. Schlemmer, Valentyn, and Colvin, two years.  The executive will also be credited with, in the case of Messrs. Gliebe and Hinrichs, three years’ or, in the case of Messrs. Schlemmer, Valentyn and Colvin, two years’ additional service under any post-retirement welfare benefit plan that we maintain.  Finally, we will pay any performance awards granted under a long-term incentive plan at target as if all performance requirements were met, but offset by any amount paid upon the change in control under the same award.  We do not currently maintain any long-term cash incentive plan and no awards are outstanding to our NEOs under any such plan.

Tables Summarizing Payments Upon Termination or Change in Control

The following tables describe the potential payments upon termination and change in control.  These tables assume that the triggering event or events occurred on December 30, 2017, the last day of our fiscal year, and the price per share of our common stock was $76.60, the closing market price on such date.

The following table sets forth certain information relating to the compensation of Mr. Gliebe, our Chairman and Chief Executive Officer, upon a change in control of our Company and following a termination of Mr. Gliebe’s employment.  As of December 30, 2017, Mr. Gliebe was not eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$1,147,776			$1,147,776	$1,147,776
Termination Payment					$6,556,194
Target SERP(3)					$12,479,975
Restricted Stock
Unvested and Accelerated				$5,040,280	$5,040,280	$5,040,280
Stock Appreciation Rights
Unvested and Accelerated				$5,532,779	$5,532,779	$5,532,779
Performance Share Units
Unvested and Accelerated				$9,686,070	$9,686,070	$7,082,907
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					$833,740
Post-termination Health & Life Insurance					$66,369
Life Insurance Proceeds(5)						$300,000
Disability(6)						$120,000
Accrued Vacation Pay	$75,385	$75,385	$75,385		$75,385	$75,385
Accounting and Legal Services					$15,000
Outplacement Services					$98,000
280G Tax Gross-up				$5,034,234	$9,098,087
Total:	$75,385	$1,223,161	$75,385	$25,293,363	$50,629,655	$19,299,127	(7)

(1)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our Company.

(2)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our Company.

(3)             Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)             Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.

(5)             Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)             Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)             The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Hinrichs, our Vice President and Chief Financial Officer, upon a change in control of our Company and following a termination of Mr. Hinrichs’ employment.  As of December 30, 2017, Mr. Hinrichs was not eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.  Mr. Hinrichs has previously notified the Company of his intent to retire effective as of March 31, 2018.  At such time, Mr. Hinrichs will be eligible for normal retirement.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$376,980			$376,980	$376,980
Termination Payment					$2,771,007
Target SERP(3)					$992,128
Restricted Stock
Unvested and Accelerated				$1,202,620	$1,202,620	$1,202,620
Stock Appreciation Rights
Unvested and Accelerated				$488,234	$488,234	$488,234
Performance Share Units
Unvested and Accelerated				$2,298,000	$2,298,000	$1,670,431
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					$720,206
Post-termination Health & Life Insurance					$43,240
Life Insurance Proceeds(5)						$250,000
Disability(6)						$120,000
Accrued Vacation Pay	$39,615	$39,615	$39,615		$39,615	$39,615
Accounting and Legal Services					$15,000
Outplacement Services					$51,500
280G Tax Cutback				$(596,556)
Total:	$39,615	$416,595	$39,615	$3,392,298	$8,998,530	$4,147,880	(7)

(1)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our Company.

(2)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our Company.

(3)             Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)             Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.

(5)             Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)             Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)             The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Schlemmer, our Chief Operating Officer, upon a change in control of our Company and following a termination of Mr. Schlemmer’s employment.  As of December 30, 2017, Mr. Schlemmer was not eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$501,908			$501,908	$501,908
Termination Payment					$2,277,946
Target SERP(3)
Restricted Stock
Unvested and Accelerated				$1,397,950	$1,397,950	$1,397,950
Stock Appreciation Rights
Unvested and Accelerated				$569,764	$569,764	$569,764
Performance Share Units
Unvested and Accelerated				$2,673,340	$2,673,340	$1,939,062
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					$669,827
Post-termination Health & Life Insurance					$39,886
Life Insurance Proceeds(5)						$250,000
Disability(6)						$120,000
Accrued Vacation Pay	$46,538	$46,538	$46,538		$46,538	$46,538
Accounting and Legal Services					$15,000
Outplacement Services					$60,500
280G Tax Cutback
Total:	$46,538	$548,446	$46,538	$4,641,054	$8,252,659	$4,825,222	(7)

(1)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our Company.

(2)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our Company.

(3)             Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)             Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional two years.

(5)             Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)             Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)             The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Valentyn, our Vice President, General Counsel, and Secretary, upon a change in control of our Company and following a termination of Mr. Valentyn’s employment.  As of December 30, 2017, Mr. Valentyn was not eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$219,600			$219,600	$219,600
ICP Cash Incentive Deferred in Prior Years
Termination Payment					$1,355,936
SDCRP					$42,000	$42,000
Restricted Stock
Unvested and Accelerated				$343,168	$343,168	$343,168
Stock Appreciation Rights
Unvested and Accelerated				$171,572	$171,572	$171,572
Performance Share Units
Unvested and Accelerated				$670,250	$670,250	$352,242
Benefits and Perquisites:
Cash Payment Under Retirement Plans(3)
Post-termination Health & Life Insurance					$25,063
Life Insurance Proceeds(4)						$250,000
Disability(5)						$45,000
Accrued Vacation Pay	$28,846	$28,846	$28,846		$28,846	$28,846
Accounting and Legal Services					$15,000
Outplacement Services					$37,500
280G Tax Cutback				$(203,912)
Total:	$28,846	$248,446	$28,846	$981,078	$2,908,935	$1,452,428	(6)

(1)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our Company.

(2)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our Company.

(3)             Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional two years.

(4)             Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(5)             Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(6)             The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Colvin, our Vice President, Corporate Human Resources, upon a change in control of our Company and following a termination of Mr. Colvin’s employment.  As of December 30, 2017, Mr. Colvin was eligible for normal retirement.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination/ Retirement	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(3)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$216,672			$216,672	$216,672
Termination Payment					$1,228,614
Target SERP(3)
Restricted Stock
Unvested and Accelerated	$453,855			$453,855	$453,855	$453,855
Stock Appreciation Rights
Unvested and Accelerated	$182,663			$182,663	$182,663	$182,663
Performance Share Units
Unvested and Accelerated	$666,420			$666,420	$666,420	$529,806
Benefits and Perquisites:
Cash Payment Under Retirement Plans					$378,503
Post-termination Health & Life Insurance					$29,427
Life Insurance Proceeds(4)						$250,000
Disability(5)						$42,000
Accrued Vacation Pay	$28,462	$28,462	$28,462		$28,462	$28,462
Accounting and Legal Services					$15,000
Outplacement Services					$37,000
280G Tax Gross-up					$970,201
Total:	$1,331,400	$245,134	$28,462	$1,302,938	$4,206,817	$1,703,458	(6)

(1)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our Company.

(2)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our Company.

(3)             Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)             Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(5)             Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(6)             The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

We set forth below a description of the facts and assumptions that we used in creating the tables above.  Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination.

Current Year ICP Annual Cash Incentive

Under the ICP, in the event of a termination of the executive prior to payment, the executive is not entitled to receive any portion of the Annual Cash Incentive, although the Committee may exercise its discretion to make a payment in the event the termination is due to retirement.

Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights

Under our equity incentive plans, in the event of a termination for death, disability or retirement, other than in connection with a change in control, our Board generally has discretion to fully vest any unvested awards.  The tables assume the Board exercises such discretion and fully vests the stock options, SARs, restricted stock and restricted stock units.  In the event of a change in control, the executive would be entitled to the vesting of all of the executive’s then unvested stock options, SARs, restricted stock and restricted stock units, assuming that the acquirer does not choose to assume or replace the awards.  The table assumes that all stock options, SARs, restricted stock and restricted stock units would vest (rather than being assumed by the acquirer) upon a change in control.

Performance Share Units

Under our equity incentive plans, in the event of a termination for death, all outstanding performance awards, including PSUs, will be paid following the end of the performance period based on achievement of the performance goals as if the participant had not died, but prorated based on the portion of the performance period completed at the time of death.  In the event of a termination as a result of disability, all outstanding PSUs will be paid based on the degree to which the applicable performance goals have been attained, but prorated based on the portion of the performance period that the participant has completed at the time of termination.  In the event of a termination due to retirement, our equity incentive plans provide that the Board generally has discretion to accelerate the vesting of any unvested performance share units, and for purposes of the above tables, we assumed that the Board exercised such discretion.  Upon a change in control, unless the acquiring or surviving entity assumes or replaces the outstanding PSUs, all such units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under the units if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control.  The tables assume the payment would be at target.

Life Insurance Proceeds

Life insurance proceeds are the death benefits on Company paid life insurance.  No life insurance payments will be made in connection with a termination for disability.

Except as otherwise noted, the following items apply only to a termination in the context of a change in control for Messrs. Gliebe, Hinrichs, Schlemmer, Valentyn and Colvin.  We assume the termination is without cause or by the executive with good reason.  Further, we assume that the change in control and the executive’s termination of employment both occurred on December 30, 2017, the last day of our fiscal year.

Supplemental Retirement Plans

In the event of a termination related to a change in control, we will waive the years of service requirement under the Target Supplemental Retirement Plan.  Amounts reported in the table reflect the present value of the accumulated benefit, using a three and fifty-seven one hundredths percent (3.57%) discount rate.  Per the terms of the SDCRP, participants forfeit their account balance upon termination of employment prior to attaining age 58 with 10 years of service, except that the participant will become 100% vested in their account balance upon a termination due to death.  In addition, under the terms of Mr. Valentyn’s employment agreement, in the event he is terminated due to a change in control, he would become 100% vested in his SDCRP account balance.

Cash Payment Under Retirement Plans

The amounts relating to the cash payments under our retirement plans in the tables above reflect the cash payment that is equal to the value of additional retirement benefits that each executive would have received if he remained employed with our Company for an additional three years, in the case of Messrs. Gliebe and Hinrichs, or two years, in the case of Messrs. Schlemmer, Valentyn and Colvin.

Post-Retirement Health Care Benefits

The executive will be covered under our health and life insurance for, in the case of Messrs. Gliebe and Hinrichs, three years or, in the case of Messrs. Schlemmer, Valentyn and Colvin, two years, unless the executive obtains equal or greater benefits from another employer.  We have assumed the executive will not obtain benefits from another employer.

Accounting and Legal Services

We are obligated to reimburse the executive for up to $15,000 for accounting and legal services related to the calculation of the tax gross-up amount described below under “Section 280G Tax Gross-up or Cut Back.”  The tables assume the entire amount is reimbursed to the executive.

Outplacement

The executive will be entitled to receive outplacement services up to the amount that is equal to ten percent (10%) of the executive’s base salary.  The tables assume the executive will use the full amount of this benefit.

Section 280G Tax Gross-up or Cut Back

Upon a change in control of our Company the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code.  We have agreed to reimburse Messrs. Gliebe and Colvin for all excise taxes that are imposed on them under Section 280G and any income and excise taxes that are payable by them as a result of any reimbursements for Section 280G excise taxes.  We have adopted a policy prohibiting such gross-up provisions in new change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with

Messrs. Hinrichs in November 2010, Mr. Schlemmer in May 2011, and Mr. Valentyn in October 2016.  To address Section 280G, the agreements with Messrs. Hinrichs, Schlemmer, and Valentyn include a “best of” provision pursuant to which, if the amounts payable under the agreement and any other of our plans or agreements with the executive would constitute an excess parachute payment and result in an excise tax being imposed on the executive, then the executive will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in the greater after-tax benefit to the executive.

For Messrs. Gliebe and Colvin, the total Section 280G tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes.  The calculation of the Section 280G gross-up amount in the above tables is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate of 5.0%.  For purposes of the Section 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to any non-competition agreement.  The payment of the Section 280G tax gross-up will be payable to the executive for any excise tax incurred unless the executive is terminated for cause, death, disability or pursuant to a voluntary termination without good reason.  The calculation of this gross-up assumes we can prove, by clear and convincing evidence, that we did not make the equity-based awards in fiscal 2017 in connection with or contemplation of a change in control of our Company.

Non-Competition

As a condition to each executive’s entitlement to receive the severance payments and other benefits described in this section, the executive is required to execute a waiver of claims and be bound by the terms of a non-competition agreement which prohibits the executive from working in a business that engages in substantial competition with us, for a period of one year from the executive’s termination of employment.  Our Board may waive this provision.  In addition, as a condition to each executive’s entitlement to participate in the ICP, the executive must agree to certain non-competition restrictions.

Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission (the “SEC”) adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the CEO to the median of the annual total compensation of all employees.  We are providing the following disclosure in compliance with such SEC rule.

We identified our median employee according to the following process.  First, we examined the base salary or wages that we paid during 2017 to all our employees, whether full-time or part time, that we employed as of December 15, 2017.  Our total numbers of U.S. and non-U.S. employees as of December 15, 2017 were 5,407 and 18,828, respectively.  However, as allowed by the SEC rule, we excluded from our pay ratio analysis 614 employees located in Thailand under the de minimis exception.  For employees residing outside the United States, we then converted their annual base salary into U.S. dollars using the average exchange rate for the compensation period.  For employees with less than one year of service, we annualized their pay.  We then identified a small sampling of employees that received base wages at or near the median base wage.  From this sampling of similarly situated employees, we selected our representative median employee for purposes of calculating the ratio.

To arrive at the median employee’s total annual compensation, we added together all of the elements of such median employee’s compensation for 2017 in the same way that we calculate the annual total compensation of our NEOs in the Summary Compensation Table.  We then compared such number to the total compensation of Mr. Gliebe, our CEO, as reported in the Summary Compensation Table above.  As such, for the year ended December 30, 2017:

•                  The annual total compensation of Mr. Gliebe, our CEO was $7,866,428.

•                  The annual total compensation of our median employee was $12,629.

•                  Based on the above information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees is estimated to be 622 to 1.

We compete on a global scale.  The majority of our electric motor competitors are located and produce their products outside of the United States.  Most of our electric motor manufacturing plants and approximately three-fourths of our employees are located outside of the United States, including our median employee referenced above, who is located in Mexico.

Although we operate on a worldwide basis, the form and amount of Mr. Gliebe’s annual total compensation is largely influenced by prevailing market practices in the United States, as is the compensation of our other U.S. employees. In addition, we are incorporated and headquartered in Wisconsin, and our common stock is traded on the New York Stock Exchange.  For these reasons, we think that it is useful to understand the relationship between the annual total compensation of Mr. Gliebe and our median U.S. employee, who was identified by a similar process, using only U.S. employee base wages and determining annual total compensation.  For the year ended December 30, 2017:

•                  The annual total compensation of our median U.S. employee was $50,938

•                  The ratio of the annual total compensation of our CEO to the median of the annual total compensation of our U.S. employees is estimated to be 154 to 1.

Risk Assessment of Compensation Policies and Practices

We seek to design our compensation policies and practices to reflect a balanced approach between incentives to achieve short-term and longer-term objectives, both of which we believe will help us achieve sustained growth and success over the long term.  While we recognize that the pursuit of our financial performance objectives and the link between the amount of compensation earned under our incentive arrangements and achievement of the objectives may lead to employee behavior that increases certain risks to our Company, we believe that we have designed our compensation programs and policies to mitigate these concerns and help to ensure that our policies and practices are consistent with our risk profile.

Our Board relies on the Committee to address significant risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Committee, with the assistance of management and independent compensation consultants, periodically evaluates our compensation policies and practices to assess whether the risks arising from these policies and practices are likely to have a material adverse effect on our Company and to assess the effect on these risks of any changes to our enterprise risk profile.  The Committee did not recommend or implement any material changes in 2017 as a result of its most recent assessment, but has identified or implemented the following measures, among others, that it believes serve to mitigate any risks arising from our compensation policies and practices:

•                  We used sales growth, adjusted operating profit as a percentage of sales and working capital as a percentage of sales as the performance measures under our annual cash incentive plans for our executive officers and certain of our key non-executive officer employees in fiscal 2017 in part because these metrics tie rewards for participants to the operational performance and efficiency of our business as it is actually realized.  We believe that, because these metrics tied directly to the financial performance of our business, they also tie ultimately to the creation of long-term shareholder value.  By focusing on our operational performance and efficiency, our annual cash incentive plans have created incentives for prudent investments in assets that are capable of providing strong long-term returns.

•                  We have capped payouts under our ICP cash incentive plan for our executive officers at 200% and any cash incentive amounts earned in a year above 100% of the target amount for the year are paid over time in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, so long as the NEO has not voluntarily terminated his or her employment with us or has been terminated for cause.  We believe that capping the maximum annual cash incentive and deferring over three years the payment of any cash incentive amounts earned above the target cash incentive value serve to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•                  Our SAR, RSU and PSU awards under our long-term incentive compensation arrangements are subject to five- and three-year vesting or performance periods, respectively, which we believe fosters employee retention and further helps to mitigate incentives to take short-term risks, while encouraging our employees to focus on our sustained growth over the long term.  In addition, we have capped the payouts under the PSU awards at 200% of the target amount to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•                  We have implemented stock ownership guidelines for certain executives, including our NEOs, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

•                  We have adopted a clawback policy requiring us to recoup incentive compensation paid to our executive officers on the basis of financial results that are subsequently subject to a material restatement.

•                  We have adopted a policy prohibiting our employees, including our NEOs, from trading in puts, calls and other derivative securities relating to our common stock.  The prohibition includes the purchase of any financial instruments designed to hedge or offset any decease in the market value of our common stock.  We also prohibit our employees, including our

NEOs, from pledging common stock that he or she owns as collateral to secure personal loans or other obligations.

In addition to the ICP annual cash incentive plan discussed above, we maintain revenue-based sales incentive compensation programs for certain of our non-executive officer employees at select business units or functions. The eligible employees are generally engaged in sales functions and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and/or increase sales to existing customers. We designed the programs to limit the risks that participants will seek to increase their payouts through low-quality sales or short-term revenue accompanied by long-term costs or additional risks by capping the amount of compensation participants may earn under the programs and by not giving the individual participants final authority over which sales are accepted.  We monitor the programs periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the programs if necessary to reflect changes to our risk profile.

DIRECTOR COMPENSATION

The following table sets forth certain information relating to the compensation for our directors for the last fiscal year other than for Mr. Gliebe, who received no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen M. Burt (Chairperson, Audit Committee)	$97,500	$125,004	$222,504
Anesa T. Chaibi	$90,000	$125,004	$215,004
Christopher L. Doerr	$90,000	$125,004	$215,004
Thomas J. Fischer	$97,500	$125,004	$222,504
Dean A. Foate	$95,000	$125,004	$220,004
Henry W. Knueppel	$90,000	$125,004	$215,004
Rakesh Sachdev (Presiding Director)	$115,000	$125,004	$240,004
Curtis W. Stoelting (Chairperson, Compensation and Human Resources Committee)	$102,000	$125,004	$227,004
Jane L. Warner (Chairperson, Corporate Governance and Director Affairs Committee)	$100,000	$125,004	$225,004

(1)         These amounts reflect the full grant date fair value of all stock awards granted during fiscal 2017, computed in accordance with FASB ASC Topic 718.  As of December 30, 2017, none of our non-employee directors held outstanding option awards.  As of December 30, 2017, each of our non-employee directors held 1,549 outstanding restricted shares of common stock.

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board in the industry in which we operate.  The equity portion of director compensation is designed to align directors’ interests with shareholders’ interests.  The non-employee directors are paid the following fees:

•                  Annual retainer fee of $90,000 for each director.

•                  Annual retainer fee of $25,000 for the presiding director.

•                  Annual retainer fee of $15,000 for the chair of the Audit Committee; $12,000 for the chair of the Compensation and Human Resources Committee; $10,000 for the chair of the Corporate Governance and Director Affairs Committee; and a $5,000 additional fee for service on more than one committee.

•                  Shares of restricted stock with a value of approximately $125,000 on the grant date.

Each individual non-employee director serving on the Board on May 1, 2017, the date of our 2017 annual shareholders meeting, was awarded 1,549 shares of restricted stock with an effective grant date of May 10, 2017, which was the beginning of the first open window period following the 2017 annual shareholders meeting.  The shares of restricted stock had a grant date fair value of $80.70.

REPORT OF THE COMPENSATION AND
HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.  Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 30, 2017.

This report of the Compensation and Human Resources Committee has been presented by the following named directors currently comprising the Committee: Curtis W. Stoelting (Chairperson), Christopher L. Doerr and Rakesh Sachdev.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The current members of the Compensation and Human Resources Committee of the Board of Directors are Curtis W. Stoelting (Chairperson), Christopher L. Doerr and Rakesh Sachdev.  There are no interlocks among the Committee members and the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently comprised of three directors, each of whom is independent as defined in the NYSE’s listing standards and SEC rules.  The Audit Committee operates under a written charter adopted by the Board.

The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls.  The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States.  The Audit Committee’s responsibility is to monitor and oversee this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.  The Audit Committee has discussed with Deloitte & Touche LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, and Rule 2-07 of SEC Regulation S-X.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  The Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2017 for filing with the SEC.

This report of the Audit Committee has been presented by the following named directors currently comprising the Committee: Stephen M. Burt (Chairperson), Thomas J. Fischer and Dean A. Foate.

PROPOSAL 2:  ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote of our shareholders on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended.  Our Board recommends that you vote in favor of a resolution approving the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the tables and narrative discussion contained in this Proxy Statement on pages 23 to 70.  Since the vote is advisory in nature, the results will not be binding on our Board or our Compensation and Human Resources Committee.  However, if there is a significant vote against our executive compensation policies and procedures, our Board and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns.  We intend to hold our next advisory vote on the compensation of our named executive officers at our annual meeting in 2019.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.  UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:  RATIFICATION OF DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR 2018

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002.  The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2018, and this selection is being presented to shareholders for ratification.  The Board recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP to audit the financial statements of our company and our subsidiaries for 2018.  Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

If, prior to the Annual Meeting, Deloitte & Touche LLP declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting.  If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select another independent registered public accounting firm for 2018.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our company and our shareholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

Independent Auditor Fees

During the fiscal years ended December 30, 2017 and December 31, 2016, we retained and paid Deloitte & Touche LLP to provide audit and/or other services.  The fees paid to Deloitte & Touche LLP for the years ended December 30, 2017 and December 31, 2016 were as follows:

Audit Fees.  Fees for audit services totaled $5,572,194 in 2017 and $5,704,474 in 2016.  Audit fees included fees and expenses associated with the annual audit, assessment of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.  Fees for audit-related services totaled $126,100 in 2017 and $76,450 in 2016.  Audit-related fees included fees for services in connection with acquisition diligence and certain statutory filings.

Tax Fees.  Fees for tax services totaled $1,494,335 in 2017 and $1,017,092 in 2016.  Tax fees included fees for tax return preparation and reviews, tax consultations and tax advice and planning.

All Other Fees.  We paid fees of $870,106 for services relating to a strategic market pricing analysis project in 2017.  There were no such fees paid to Deloitte & Touche LLP in 2016.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.  The Audit Committee approved 100% of the services described under the general categories of Audit-Related Fees, Tax Fees and All

Other Fees in 2017.  The Audit Committee does not consider the provision of these non-audit services by the independent registered public accounting firm to be incompatible with maintaining auditor independence.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

PROPOSAL 4:  APPROVAL OF OUR 2018 EQUITY COMPENSATION PLAN

Our Board is asking our shareholders to approve the Regal Beloit Corporation 2018 Equity Incentive Plan (the “2018 Plan”). As we describe in “Compensation Discussion and Analysis” beginning on page 23, performance-based pay elements, including equity-based awards, are important components of our overall compensation program. If approved by our shareholders, the 2018 Plan will become effective as of the date of the approval. Our key employees, consultants and non-employee directors have an interest in the approval of the 2018 Plan because they are eligible for awards under the 2018 Plan.

All of our equity-based awards are currently delivered under the Regal Beloit Corporation 2013 Equity Incentive Plan (the “2013 Plan”). Awards currently outstanding under the 2013 Plan will remain outstanding under the 2013 Plan in accordance with their terms. If our shareholders approve the 2018 Plan, then the 2018 Plan will supersede the 2013 Plan and the 2013 Plan will terminate and no new awards will be granted under the 2013 Plan.

We believe that awards under the 2018 Plan will support the creation of long-term value and returns for our shareholders. We further believe that the 2018 Plan strikes a proper balance between rewarding performance and limiting shareholder dilution. The purpose of the 2018 Plan is to promote the best interests of our company and our shareholders by providing key employees, consultants and non-employee members of our Board with an opportunity to acquire shares of our common stock or receive monetary payments. It is intended that the 2018 Plan will promote continuity of management and increased incentive and personal interest in the welfare of our company by those key employees who are primarily responsible for shaping and carrying out our long-range plans and securing our continued growth and financial success. In addition, by encouraging stock ownership by non-employee directors, we seek to attract and retain on our Board persons of exceptional competence and to provide a further incentive to serve as a director.

Key Terms

Participation:	• Eligible officers or other employees • Consultants • Directors • Approximately 320 employees, 0 consultants and 9 non-employee Directors currently are eligible to participate in the 2018 Plan

Shares authorized:	2,100,000 shares, plus the number of shares reserved under the 2013 Plan that are not the subject of outstanding awards

Full-value awards:

Shares authorized will be depleted by two shares for each share subject to a full-value award such as restricted stock, restricted stock units, performance shares, performance units (valued in relation to a share) and deferred stock rights

No liberal share counting:

•                  Shares used to pay exercise price of options or withholding taxes and the shares equal to the grant price of stock appreciation rights that are net-settled do not replenish shares authorized, nor do shares purchased by us using proceeds from option exercises

Award types:	• Stock options • Stock appreciation rights • Performance shares • Performance units • Restricted stock • Restricted stock units • Deferred stock rights • Dividend equivalent units

Director award limitations:	• Aggregate value of awards granted to non-employee directors, taken together with any cash paid to such non-employee directors, shall not exceed $500,000 in a fiscal year.

Key prohibitions:	• No backdating of options or stock appreciation rights • No repricing of options or stock appreciation rights • No discounted options or stock appreciation rights

Amendments:	Material amendments require shareholder approval

Administration:

•                  By the Compensation and Human Resources Committee (the “Committee”) with respect to participants who are employees and consultants

•                  By the non-employee directors (or a committee of such directors) with respect to participants who are directors

Change of Control:

•                  “Double trigger” is required for accelerated vesting of equity awards in a change of control in which the awards are assumed or replaced, meaning that, in addition to the change of control occurring, the employee’s employment must be terminated by us without cause or by the employee with good reason (if the employee has an agreement providing for good reason termination) for his or her unvested equity to become vested on an accelerated basis

A summary description of the 2018 Plan follows below. The summary description is qualified in its entirety by reference to the full text of the 2018 Plan, which is attached to this proxy statement as Appendix A.

Effect of Proposal on the Existing Equity Compensation Plan

The 2013 Plan, under which we may grant equity awards to employees, had approximately 970,324 shares of common stock available for future equity grants as of March 7, 2018. If our shareholders approve the 2018 Plan, then the 2013 Plan will terminate on the date of approval, no new awards will be granted under the 2013 Plan, and the authority to issue the remaining shares of common stock available under the 2013 Plan will terminate, although such remaining shares will be rolled into the 2018 Plan to be used for grants made under the 2018 Plan. All awards that we granted under the 2013 Plan that are outstanding as of the date of the approval of the 2018 Plan will remain outstanding and will continue to be governed by the 2013 Plan. As of March 7, 2018, there were 915,998 shares of common stock subject to outstanding options or stock appreciation rights and 250,060 shares of restricted stock or restricted stock units that had not vested under the 2013 Plan. The options and stock appreciation rights had a weighted average exercise or grant price of $69.99 and a weighted average term of 7.47 years for outstanding options or stock appreciation rights and 1.58 years for shares of restricted stock.

Effect on Existing Equity Compensation Plan if the 2018 Plan is Not Approved

If the 2018 Plan is not approved, then the 2013 Plan will remain in effect in accordance with its terms. However, there will be insufficient shares available under the 2013 Plan to make annual or retention awards to employees and non-employee directors or to provide grants to new hires in the coming years.  In this event, the Compensation and Human Resources Committee of our Board would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate its management employees and non-employee directors.

Authorized Shares, Stock Price, Dilution and Burn Rate

Our articles of incorporation, as amended, authorize the issuance of 100,000,000 shares of common stock. There were 43,968,696 shares of our common stock issued and outstanding as of March 7, 2018, and the market value of a share of our common stock as of that date was $72.25.

In order to determine the number of shares of common stock to be authorized under the 2018 Plan, the Committee and its independent compensation consultant considered our need for shares, based on the current and expected future equity grant mix and the potential dilution that awarding the requested shares may cause to existing shareholders. The compensation consultant examined, and the Committee considered, a number of factors, including our burn rate and an overhang analysis.

The Committee recommended to our Board that 2,100,000 shares be authorized under the 2018 Plan, along with any shares reserved under the 2013 Plan that are not the subject of outstanding awards under that plan as of the date the 2018 Plan becomes effective plus any shares subject to outstanding awards under the 2013 Plan that would be replenished to that plan’s share reserve, such as upon forfeiture of the award.  As described above, if the 2018 Plan is approved, no further grants will be made under the 2013 Plan, so any shares reserved under the 2013 Plan that are not subject to outstanding awards at the time the 2013 Plan is approved would no longer be available for future awards under that 2013 Plan.  The Board is seeking shareholder approval for the 2018 Plan and the pool of shares available under the 2018 Plan, which it expects is sufficient for approximately 5 years of awards based upon the historic rates of awards by the Committee under the 2013 Plan.  As specified in the 2018 Plan, each full value award depletes the pool of shares available under the 2018 Plan at the rate of two shares for each share subject to the full value award.  For this purpose, a full value award includes restricted stock, restricted stock units, performance shares, performance units (valued in relation to a share), deferred stock rights and any other similar award payable in shares under which the value of the award is measured as the full value of a share, rather than the increase in the value of a share.  As such, if only full value awards were granted, a total of approximately 1.5 million shares could be awarded under the 2018 Plan (assuming none of the awards outstanding under the 2013 Plan were forfeited).

The Committee and our Board considered the burn rate with respect to our equity awards relative to market levels.  The burn rate represents the total equity awards granted by us in a fiscal year divided by the weighted-average total shares of our common stock outstanding for the year.  In fiscal years 2015, 2016 and 2017, we made equity awards representing a total 358,345 shares, 502,246 shares and 333,844 shares, respectively, which resulted in a three-year average burn rate of less than 1%.  The Committee and our Board were satisfied that our burn rate over the past three years was an acceptable level and well below limits established by ISS.

Because this proposal to approve the 2018 Plan does not contemplate the amount or timing of specific equity awards in the future, other than as described under “New Plan Benefits” below, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards. However, the current rationale and practices of the Committee with respect to equity awards and other incentives is set forth in “Compensation Discussion and Analysis.”

Summary Description of 2018 Plan

Administration

The 2018 Plan will be administered by the Committee with respect to eligible employee and consultant participants and the non-employee directors of our Board (or a committee of non-employee directors appointed by our Board) with respect to director participants (we refer to such committee or Board, as the case may be, as the “administrator”).  The administrator will have the authority to interpret the provisions of the 2018 Plan and any award agreement; prescribe, amend and rescind rules and regulations relating to the 2018 Plan; correct any defect, supply any omission or reconcile any inconsistency in the 2018 Plan, any award or agreement covering an award in the manner and to the extent it deems desirable to carry the 2018 Plan or such award into effect; and make all other determinations necessary or advisable for the administration of the 2018 Plan.

Notwithstanding anything else in the 2018 Plan to the contrary, the administrator will have the discretion to grant an award with any vesting condition, any restriction period or any performance period to any newly hired or promoted participant. The administrator may also accelerate or shorten the vesting, restriction period or performance period of an award in connection with a participant’s death, disability, retirement or termination by our company without cause or a change of control.

To the extent applicable law permits, the Board may delegate some or all of its authority under the 2018 Plan to a committee of the Board or to one or more officers of our company, and the Committee may delegate some or all of its authority under the 2018 Plan to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to stock-based awards made to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the delegation is to a committee of the Board that consists only of outside directors.

Eligibility

The administrator may designate any of the following as a participant under the 2018 Plan to the extent consistent with its authority: any officer or other key employee of our company or our affiliates who is responsible for or is in a position to contribute to the management, growth or profitability of our business or the business of an affiliate, any consultant who provides services to us or our affiliates other than as an employee or director, and any of our directors, including non-employee directors. As of March 7, 2018, we had 9 non-employee directors, 0 consultants and approximately 320 employees eligible to participate in the 2018 Plan.

Types of Awards

Awards under the 2018 Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, deferred stock rights, dividend equivalent units or other equity-based awards. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Shares Reserved under the 2018 Plan

The 2018 Plan provides that the following shares of common stock are reserved for issuance under the plan: 2,100,000 shares, plus the shares reserved under the 2013 Plan that are not the subject of outstanding awards under that plan as of the date the 2018 Plan becomes effective plus any shares subject to outstanding awards under the 2013 Plan that would be replenished to that plan’s share reserve, as explained below.  The 2018 Plan also provides that we may issue an aggregate of only 500,000 shares of common stock upon the exercise of incentive stock options.

When an award that is in the form of stock or will be settled in stock is granted, the number of shares of common stock reserved under the 2018 Plan will be depleted by the number of shares to which the award relates, although the aggregate number of shares reserved will be depleted by two shares for each share subject to a full-value award. For this purpose, a full-value award includes restricted stock, restricted stock units, performance shares, performance units (valued in relation to a share of common stock), deferred stock rights and any other similar award under which the value of the award is measured as the full value of a share of common stock, rather than the increase in the value of a share.

In general, (i) if an award granted under the 2018 Plan lapses, expires, terminates or is canceled without the issuance of shares, (ii) if it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) if shares are forfeited under an award or (iv) if shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares, then such shares will be recredited to the 2018 Plan’s reserve and available for issuance under the 2018 Plan in the same number as they depleted the reserve (but shares recredited to the 2018 Plan’s reserve due to reacquisition may not be re-issued pursuant to incentive stock options). Shares tendered in payment of the exercise price of an option or as a result of the net settlement of an outstanding stock appreciation right, shares withheld to satisfy tax withholding obligations, and shares purchased by us using proceeds from option exercises may not be recredited to the reserve.

If, after the termination of the 2013 Plan, any shares subject to awards granted under the 2013 Plan would again become available for new grants under the terms of such plans if such plans were still in effect (taking into account such plan’s provisions concerning termination or expiration, if any), then those shares will be available for the purpose of granting awards under the 2018 Plan, thereby increasing the number of shares available for issuance under the 2018 Plan. As of March 7, 2018, there were 915,998 shares of common stock subject to outstanding options or stock appreciation rights and 250,060 shares of restricted stock or restricted stock units that had not vested under the 2013 Plan. The options and stock appreciation rights had a weighted average exercise or grant price of $69.99 and a weighted average term of 7.47 years for outstanding options or stock appreciation rights and 1.58 years for outstanding shares of restricted stock.

Options and Stock Appreciation Rights

Options.  The administrator will have the authority to grant stock options and to determine all terms and conditions of each stock option. Stock options will be granted to participants at such time as the administrator may determine. The administrator will also determine whether an option is to be an incentive stock option or non-qualified stock option, the number of options granted and the date of grant, which may not be prior to the date of the administrator’s approval of the grant. The administrator will fix the option price per share of common stock, which may not be less than the fair market value of the common stock on the date of grant. Fair market value is defined as the last sales price of a share of our common stock on the date in question, or if no sales of our common stock occur on such date, on the last preceding date on which there was such a sale.

The administrator will determine terms and conditions of exercise, as well as the expiration date of each option, but the expiration date will not be later than 10 years after the grant date; provided, however that any incentive stock option granted to an eligible employee who owns more than ten percent of the total combined voting power of all classes of stock then issued by our company or a subsidiary must terminate no later than 5 years after the grant date.  If the aggregate fair market value of the shares subject to the portion that becomes exercisable during a calendar year exceeds $100,000, then the option will be treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded.

Each incentive stock option that the administrator grants to a 10% shareholder must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant and must terminate no later than five years after the date of grant.

Stock Appreciation Rights.  The administrator will have the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2018 Plan provides that the administrator will determine all terms and conditions of each stock appreciation right, including: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; the number of shares of common stock to which the stock appreciation right relates; the date of grant, which will not be prior to the date of the administrator’s approval of the grant; a grant price that will not be less than the fair market value of the common stock subject to the stock appreciation right on the date of grant; the terms and conditions of exercise or maturity; a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right will settle in cash, shares of common stock or a combination of the two.

Repricing and Backdating Prohibited.  Neither the administrator nor any other person may decrease the exercise or grant price for any outstanding stock option or stock appreciation right after the date of grant, cancel an outstanding option or stock appreciation right in exchange for cash or other awards (other than cash or other awards with a value equal to the excess of the fair market value of the shares subject to such option or stock appreciation right at the time of cancellation over the exercise or grant price for such shares) or allow a participant to surrender an outstanding stock option or stock appreciation right to us as consideration for the grant of a new stock option or stock appreciation right with a lower exercise price.

The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.

Performance and Stock Awards

The administrator will have the authority to grant awards of restricted stock, restricted stock units, deferred stock rights, performance shares or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment in cash or shares equal to the fair market value of one share of common stock. Deferred stock right means the right to receive shares of common stock or shares of restricted stock at some future time. Performance shares means the right to receive shares of common stock, including restricted stock, to the extent performance goals are achieved. Performance unit means the right to receive a payment in cash or shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.

The administrator will determine all terms and conditions of the awards, including: the number of shares of common stock and/or units to which such award relates; whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; the performance period for performance awards, which must be at least one year; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock; and, with respect to restricted stock units and performance units, whether the awards will settle in cash, in shares of common stock, or in a combination of the two.

For purposes of the 2018 Plan, performance goals mean any goals the administrator establishes and may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

During the time restricted stock is subject to a restriction period, the participant will have all of the rights of a shareholder, including the right to vote the shares of restricted stock and, unless the administrator otherwise provides, the right to receive dividends paid on the shares of restricted stock.

Unless the administrator determines otherwise, during the time restricted stock is subject to the period of restriction, (1) to the extent not prohibited by law, the participant shall be deemed to have appointed the company’s chief executive officer and corporate secretary as proxies, authorizing them to represent and to vote the participant’s restricted stock in accordance with our Board’s recommendations on all matters that are submitted to a shareholder vote, and (2) the participant will have the right to receive any dividends paid with respect to such stock; provided that such dividends will be subject to the same conditions and restrictions applicable to the restricted stock and will not be paid currently but will accrue and be paid within 30 days of the expiration of the restriction period.

At such time as all restrictions applicable to an award of restricted stock, deferred stock rights or restricted stock units are met and the restriction period expires, ownership of the stock subject to such restrictions shall be transferred to the participant free of all restrictions except those that may be imposed by applicable law; provided that if restricted stock units are paid in cash, the payment shall be made to the participant after all applicable restrictions lapse and the restriction period expires.

Dividend Equivalent Units

The administrator will have the authority to grant dividend equivalent units. A dividend equivalent unit is the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. Dividend equivalent units may be granted only in connection with full-value awards and may not be granted in connection with options or stock appreciation rights. The administrator will determine all terms and conditions of a dividend equivalent unit award, including whether: (1) the award will be granted in tandem with another award; (2) payment of the award be made currently or credited to an account for the participant which provides for the deferral of such amounts until a stated time, provided that if a dividend equivalent unit is granted in connection with another award, such unit may not be paid until the underlying award vests; and (3) the award will be settled in cash or shares of common stock. To the extent settled in cash, dividend equivalent units will not deplete the share reserve under the 2018 Plan.

Other Awards

The administrator will have the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of common stock, either alone or in addition to or in conjunction with other awards, and payable in shares of common stock or cash. Such awards may include shares of unrestricted common stock, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, upon the attainment of performance goals or otherwise, or rights to acquire shares of our common stock from us. The administrator will determine all terms and conditions of the award, including the time or times at which such award will be made and the number of shares of common stock to be granted pursuant to such award or to which such award will relate. Any award that provides for purchase rights must be priced at 100% of the fair market value of our common stock on the date the award is granted. No dividend equivalent units relating to such awards will provide for payment with respect to such awards prior to its vesting, and any dividend payable on any share of common stock will be accumulated and paid if any only to the same extent as the share of common stock vests.

Minimum Vesting

All awards granted under the 2018 Plan shall have a minimum vesting period of one year from the date of grant, provided that awards with respect to up to 5% of the total number of shares of common stock reserved under the 2018 Plan shall not be subject to such minimum vesting period and awards may provide for vesting prior to the first anniversary in the event of a termination due to death or disability, upon a change of control (as explained below) or if the award is being issued as a substitute for another award.  For purposes of awards granted to non-employee directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than 50 weeks.

Director Award Limit

In no event will the aggregate grant date value (determined in accordance with generally accepted accounting principles) of all awards granted to a non-employee director in a fiscal year, taken together with any cash fees paid during a calendar year to the non-employee director, exceed $500,000.

Effect of Termination on Awards

If the participant has in effect an employment, retention, change of control, severance or similar agreement with us or any of our affiliates that discusses the effect of the participant’s termination of employment or service on the participant’s awards, then that agreement will control the effect of a termination on the awards. In any other case, except as otherwise provided by the administrator in an award agreement or determined by the administrator at the time of termination of a participant’s service, the termination of a participant’s service with our company and our affiliates as an employee or director for the reasons described below will have the following consequences. However, notwithstanding anything in the 2018 Plan to the contrary, the administrator may accelerate the vesting, restriction period or performance period of an award in connection with a participant’s death, disability, retirement or termination by us without cause.

Termination of Employment or Service. If a participant’s service ends for any reason other than a termination by us for cause, death or disability, then:

•                  any outstanding unvested options or stock appreciation rights will be forfeited immediately upon the termination, and any outstanding vested options or stock appreciation rights will be exercisable until the earlier of the expiration date of the award and 90 days after the termination, after which the awards will be forfeited; and

•                  all other awards made to the participant, to the extent not yet earned, vested or paid, will terminate no later than the participant’s last day of employment or service.

Death. If a participant dies during employment with our company and our affiliates or while a director, then:

•                  all outstanding unvested options and stock appreciation rights will be forfeited immediately on the date of death, and the participant’s estate or any person who succeeds to the participant’s benefits under the 2018 Plan will have up to the earlier of 12 months and the expiration date of the award to exercise any outstanding vested options or stock appreciation rights under the terms of the applicable award agreement, after which the awards will be forfeited;

•                  all restrictions on an outstanding award of restricted stock or restricted units (that are not performance awards) will be deemed to have lapsed on a prorated basis based on the portion of the restriction period the participant completed;

•                  all outstanding deferred stock rights (that are not performance awards) will vest on a prorated basis based on the portion of the deferral period that the participant completed on the date of death; and

•                  all performance awards outstanding will be paid in either unrestricted shares of common stock or cash following the end of the performance period and based on achievement of the performance goals as if the participant had not died, but prorated based on the portion of the performance period completed at the time of death.

Disability. If a participant’s employment with our company and our affiliates or service as a director ends due to a disability of the participant, then:

•                  all outstanding unvested options and stock appreciation rights will be forfeited immediately on such termination, and any outstanding vested options and stock appreciation rights will be exercisable by the participant until the earlier of 12 months following the date of the participant’s termination and the expiration date of the option or stock appreciation rights under the terms of the applicable award agreement, after which the awards will be forfeited;

•                  all restrictions on an outstanding award of restricted stock or restricted units (that are not performance awards) will be deemed to have lapsed on a prorated basis based on the portion of the restriction period the participant completed as of the date of such termination;

•                  all outstanding deferred stock rights (that are not performance awards) will vest on a prorated basis based on the portion of the deferral period that the participant completed on the date of such termination; and

•                  all outstanding performance awards will be paid in either unrestricted shares of common stock or cash based on the degree to which the applicable performance goals have been attained, but prorated based on the portion of the performance period that the participant has completed at the time of termination.

Termination for Cause. If we terminate a participant’s employment with our company and our affiliates or service as a director for cause as defined in the 2018 Plan, then all awards and grants of every type, whether or not vested, will terminate no later than the participant’s last day of employment. The Committee will have the discretion to the applicability of such termination in whole or in part and to determine whether the event or conduct at issue constitutes cause.

Consultants and Other Stock-Based Awards. The Committee will have the discretion to determine, at the time an award is made, the effect of the termination of service of a consultant on awards held by the consultant. The Committee will also have the discretion to determine the effect on other stock-based awards of a participant’s termination of employment or service with our company or our affiliates.

Transferability

No award (other than unrestricted shares), and no right under any such award, will be assignable, alienable, saleable or transferable by a participant other than by will or by the laws of descent and distribution. However, at the discretion of the administrator, a participant may be entitled, in the manner established by the administrator, to designate a beneficiary to exercise his or her rights, and to receive any property distributable, with respect to any award upon the death of the participant. No award (other than unrestricted shares), and no right under any such award, may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against us or any affiliate.

Term

Unless earlier terminated by our Board or the Committee, the 2018 Plan will terminate on the date all common stock reserved for issuance under the 2018 Plan has been issued. If the term of the 2018 Plan extends beyond 10 years from the effective date, no incentive stock options may be granted after such time unless the shareholders of our Company have approved an extension of the 2018 Plan.  The authority of the administrator to terminate or modify the 2018 Plan or awards will extend beyond the termination of the 2018 Plan. In addition, termination of the 2018 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2018 Plan except as they may lapse or be terminated by their own terms and conditions.

Termination and Amendment

The Board or the Committee may amend, alter, suspend, discontinue or terminate the 2018 Plan at any time, except:

•                  the Board must approve any amendment to the 2018 Plan if we determine such approval is required by action of the Board, applicable corporate law or any other applicable law;

•                  shareholders must approve any amendment to the 2018 Plan if we determine that such approval is required by Section 16 of the Exchange Act, the Code, the listing requirements of any principal securities exchange or market on which our common stock is then traded or any other applicable law; and

•                  shareholders must approve any amendment to the 2018 Plan that materially increases the number of shares of common stock reserved under the 2018 Plan or the incentive stock option award limits set forth in the 2018 Plan, that expands the group of individuals that may become participants under the 2018 Plan, that diminishes the provisions on repricing or backdating stock options and stock appreciation rights, or that would materially change the minimum vesting and performance requirements of an award as required in the 2018 Plan.

The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the modification, amendment or cancellation of an award pursuant to the adjustment provisions of the 2018 Plan or the modification of an award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our common stock is then traded; to the extent the administrator deems necessary preserve favorable accounting or tax treatment of any award for us; or to the extent the administrator determines that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person with an interest in the award.

Cancellation and Recoupment

Notwithstanding anything to the contrary in any award agreement, the administrator will have the authority to terminate or cause the participant to forfeit an award, and require the participant to disgorge to the company any gains attributable to the award, if (1) while the participant is employed by or in service with the company or any affiliate, the participant competes with us or an affiliate, participates in any enterprise that competes with us or an affiliate or uses or discloses, other than as expressly authorized by us, any confidential business information or trade secrets that the participant obtains during the course of his or her employment or service with us or any affiliate; or (2) after the participant is no longer employed by or in service with us or any affiliate, the participant is determined by the administrator in its reasonable discretion (a) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between the participant, on the one hand, and us or any affiliate, on the other hand (the participant’s “Restrictive Agreement”), or (b) while any award agreement is in effect, to have engaged in conduct that would have constituted a breach of the participant’s Restrictive Agreement if such Restrictive Agreement were then in effect.

Any awards granted under the 2018 Plan, and any stock issued or cash paid pursuant to an award, will be subject to any recoupment, clawback, equity holding, stock ownership or similar policies adopted by us from time to time (to the extent contemplated by such policies) and any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to us from time to time (to the extent contemplated by such requirements).

Unless the award agreement specifies otherwise, the administrator may cancel any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the 2018 Plan.

Foreign Participation

To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the 2018 Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the 2018 Plan in a foreign country will not affect the terms of the 2018 Plan for any other country.

In addition, if an award is held by a participant who is employed or residing in a foreign country and the amount payable or shares of common stock issuable under such award would be taxable to the participant under Code Section 457A in the year such award is no longer subject to a substantial risk of forfeiture, then the amount payable or shares of common stock issuable under such award shall be paid or issued to the participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Code Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in the 2018 Plan or the award agreement to contrary.

Adjustments

If:

•                  we are involved in a merger or other transaction in which our common stock is changed or exchanged;

•                  we subdivide or combine our common stock or we declare a dividend payable in our common stock, other securities or other property;

•                  we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of common stock at the time the dividend is declared, or we effect any other dividend or other distribution on our common stock in the form of cash, or a repurchase of shares of common stock, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our common stock; or

•                  any other event occurs, which, in the judgment of the Board or Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2018 Plan, then the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2018 Plan and subject to certain provisions of the Code, adjust the number and type of shares of common stock subject to the 2018 Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.

In any such case, the administrator may also (or in lieu of the foregoing) provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. The administrator may, in connection with any merger, consolidation, acquisition of property or stock or reorganization, and without affecting the number of shares of common stock otherwise reserved or available under the 2018 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Change of Control

In the event of a change of control of our company:

•                  If the purchaser, successor or surviving entity (or parent thereof) (the “Survivor”) so agrees, some or all outstanding awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Survivor. If applicable, each award which is assumed by the Survivor will be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities which would have been issuable to the participant upon the consummation of such change of control had the award been exercised, vested or earned immediately prior to such change of control, and other appropriate adjustments in the terms and conditions of the award shall be made.

•                  Upon the participant’s termination of employment by the Survivor without cause, or by the participant for good reason, in either case within 24 months following the change of control, all of the participant’s awards that are in effect as of the date of the termination will be vested in full or deemed earned in full (assuming the maximum performance goals provided under such award were met, if applicable) effective on the date of such termination.  If a participant has in effect an employment, retention, change of control, severance, award or similar agreement with our company or any of our affiliates, that provides for more favorable treatment of an award upon the participant’s termination of employment, then the provisions of such agreement will apply.

•                  To the extent the Survivor does not assume the awards or issue replacement awards as provided above, then immediately prior to the date of the change of control:

•                  each stock option or stock appreciation right that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and, unless otherwise determined by the Board or the Committee, all stock options and stock appreciation rights will be cancelled in exchange for a cash payment equal to the excess of the change of control price (as determined by the administrator) of the shares of common stock covered by the stock option or stock appreciation right over the purchase or grant price of such shares of common stock under the award;

•                  shares of restricted stock, restricted stock units and deferred stock rights (that are not performance awards) that are not vested will vest;

•                  all performance awards that are earned but not yet paid will be paid, and all performance awards for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount earned based on the level of achievement of the performance goals at the time of the change of control, but prorated based on the portion of the performance period that has lapsed as of the date of the change of control;

•                  all dividend equivalent units that are not vested will vest (to the same extent as the award granted in tandem with the dividend equivalent unit) and be paid; and

•                  all other awards that are not vested will vest and, if an amount is payable under such vested award, then such amount will be paid in cash based on the value of the award.

•                  To the extent the Survivor does not assume the awards or issue replacement awards as provided above, if the value of an award is based on the fair market value of the common stock, fair market value will be deemed to mean the per share change of control price paid in a change of control transaction as determined by the administrator.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the 2018 Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2018 Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options

The grant of a stock option under the 2018 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of a stock appreciation right under the 2018 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss

(long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2018 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time.

We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2018 Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Shares

The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units

The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) limits the deduction we can take for compensation we pay to any “covered employee” who has ever been our company’s chief executive officer, chief financial officer or one of the three highest compensated officers in any fiscal year beginning after December 31, 2016 to $1,000,000 per year per individual.  As a result of changes made to Section 162(m) by the Tax Cuts and Jobs Act of 2017, the prior rule that permitted performance-based compensation that complied with the requirements of Section 162(m) to be deductible by us without regard to the $1,000,000 limitation no longer applies.  Accordingly, all awards granted under the 2018 Plan will be subject to the $1,000,000 annual deduction limitation if granted to an individual who is subject to Section 162(m).

Code Section 409A

We do not guarantee to any participant or any other person with an interest in an award that (i) any award intended to be exempt from Code Section 409A shall be so exempt, (ii) any award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will our company or any of our affiliates indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.

New Plan Benefits

The table below sets forth information concerning the approximate value of performance share awards that will be effective under the 2018 Plan if our shareholders approve the 2018 Plan.

Name and position	Performance Share Award Values ($)

Mark J. Gliebe Chief Executive Officer and Chairman of the Board	$1,700,000

Jonathan J. Schlemmer Chief Operating Officer	$600,000

Thomas E. Valentyn Vice President, General Counsel and Secretary	$450,000

Terry R. Colvin Vice President, Corporate Human Resources	$425,000

All other executive officers as a group (1 person)	$300,000

All non-executive directors as a group (9 persons)	$0

All employees, excluding executive officers, as a group (0 persons)	$0

The number of performance shares that will be awarded if shareholders approve the 2018 Plan will be derived by converting the target award values indicated in the table above into a number of shares based on the value per share calculated under Accounting Standards Codification Topic 718.  We have omitted Mr. Hinrichs, our Vice President and Chief Financial Officer, from the table, as he is retiring effective March 31, 2018; accordingly, he will not be eligible to receive any awards under the 2018 Plan.

Except for the awards disclosed above, we cannot currently determine the awards that may be granted under the 2018 Plan in the future to the executive officers named in this proxy statement or to other officers, employees, directors or other persons. We expect to grant awards to our directors and employees other than the executive officers in the future, but the amounts of those awards are not currently determinable. The administrator will make all determinations regarding future awards under the 2018 Plan from time to time.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our equity compensation plans as of December 30, 2017:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by shareholders	1,601,791	$66.46	970,324
Equity compensation plans not approved by shareholders	0	—	0
Total	1,601,791		970,324

(1)           Represents options to purchase our common stock and stock-settled stock appreciation rights granted under our 2013 Plan.

(2)           These shares will no longer be available for issuance if shareholders approve the 2018 Plan at the Annual Meeting.  This disclosure excludes 250,060 shares of restricted common stock previously issued under our 2013 Plan for which the restrictions have not lapsed.

THE BOARD RECOMMENDS A VOTE “FOR” THE 2018 PLAN. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE 2018 PLAN.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors to file reports of ownership and changes of ownership with the SEC.  The regulations of the SEC require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to us, or written representations that no Form 5 was required to be filed, we believe that, during the fiscal year ended December 30, 2017, all of our directors and executive officers timely complied with the Section 16(a) filing requirements.

Delivery of Proxy Materials to Households

As described in the Notice of Internet Availability of Proxy Materials that you received, the Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2017 Annual Report to Shareholders are available online at www.proxyvote.com.

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, 2017 Annual Report to Shareholders and this proxy statement.  Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, 2017 Annual Report to Shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.  Shareholders sharing an address may also request delivery of a single copy of the 2017 Annual Report to Shareholders or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify the Company of their requests by calling or writing to Thomas E. Valentyn, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511, telephone number: (608) 364-8800.

SHAREHOLDER PROPOSALS

Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2019 annual meeting of shareholders must be received by us no later than November 21, 2018 to be included in our proxy materials for that meeting.

As discussed above, on October 27, 2017, the Board adopted resolutions to amend and restate the Company’s Bylaws, effective as of October 27, 2017, to implement proxy access.  To be considered timely, a shareholder must give written notice, complying with the Bylaws, to the Secretary of the Company not less than 120 days and not more than 150 days prior to the first anniversary of the date on which we first made available our proxy materials for the 2018 Annual Meeting. Under the Bylaws, we must receive notice of a shareholder’s director nomination for the 2019 Annual Meeting pursuant to the proxy access by-law provision no sooner than October 22, 2018 and no later than November 21, 2018. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2019 annual meeting.

Further, a shareholder who otherwise intends to present business at the 2019 annual meeting otherwise than pursuant to Rule 14a-8 or via the proxy access procedures (i.e., a proposal a shareholder intends to present at the 2019 annual meeting, but does not intend to have included in our proxy materials) must comply with the requirements set forth in the Company’s Bylaws. Among other things, to bring business before the 2019 annual meeting, a shareholder must give written notice thereof, complying with the Bylaws, to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date that this proxy statement was first mailed to shareholders. This proxy statement was first mailed to shareholders on March 21, 2018.  Under the Bylaws, if we do not receive notice of a shareholder proposal submitted (otherwise than pursuant to Rule 14a-8) between January 10, 2019 and February 4, 2019, then the notice will be considered untimely and we will not be required to present such proposal at the 2019 annual meeting.  If the Board nonetheless chooses to present such proposal at the 2019 annual meeting, then the persons named in proxies solicited by the Board for the 2019 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

Thomas E. Valentyn
Vice President, General Counsel and Secretary

We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for 2017.  You may obtain a copy of the Form 10-K by writing to Thomas E. Valentyn, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511 or on the Company’s website at www.regalbeloit.com.

APPENDIX A

2018 EQUITY INCENTIVE PLAN

1.             Purpose and Effective Date.

(a)   Purpose.  The purpose of the Regal Beloit Corporation 2018 Equity Incentive Plan is to promote the best interests of Regal Beloit Corporation (together with any successor thereto, the “Company”) and its shareholders by providing key employees and consultants of the Company and its Affiliates (as defined below) and members of the Company’s Board of Directors who are not employees of the Company or its Affiliates with an opportunity to acquire shares of the Company’s common stock or receive monetary payments. It is intended that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those key employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company’s continued growth and financial success. In addition, by encouraging stock ownership by directors who are not employees of the Company or its Affiliates, the Company seeks to attract and retain on its Board of Directors persons of exceptional competence and to provide a further incentive to serve as a director of the Company.

(b)   Term of Plan.  This Plan will become effective, and Awards may be granted under this Plan, on and after April 30, 2018 (the “Effective Date”) contingent on the Plan being approved by the Company’s shareholders at the annual shareholders meeting on such date.  This Plan will terminate as provided in Section 15.

(c)   Prior Plans.  If the Company’s shareholders approve this Plan, then the Regal Beloit Corporation 2013 Equity Incentive Plan (the “Prior Plan”) will terminate, and no new awards will be granted under the Prior Plan, as of the Effective Date; provided that awards previously granted under the Prior Plan and still outstanding as of the Effective Date will continue to be subject to all terms and conditions of the Prior Plan and such awards shall continue in force and effect until fully distributed or terminated pursuant to their terms.

2.             Definitions. Capitalized terms used in this Plan have the meanings given below.  Additional defined terms are set forth in other sections of this Plan.

(a)           “10% Shareholder” means an Eligible Employee who, as of the date an ISO is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of Stock then issued by the Company or a Subsidiary corporation.

(b)           “Administrator” means (i) the Committee with respect to Participants who are Eligible Employees and Consultants and (ii) the Non-Employee Directors of the Board (or a committee of Non-Employee Directors appointed by the Board) with respect to Participants who are Directors.

(c)           “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d)           “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Dividend Equivalent Units, or any other type of award permitted under the Plan.

(e)           A Person shall be deemed to be the “Beneficial Owner” of any securities:

(i)            that such Person or any of such Person’s Affiliates or associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or associates until such tendered securities are accepted for purchase;

(ii)           that such Person or any of such Person’s Affiliates or associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 promulgated by the Commission under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)          that are beneficially owned, directly or indirectly, by any other Person with which such person or any of such Person’s Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(f)            “Board” means the Board of Directors of the Company.

(g)           “Cause” means, except as otherwise determined by the Administrator and set forth in an Award Agreement, such act or omission by a Participant as is determined by the Administrator to constitute cause for termination, including but not limited to any of the following: (i) a material violation of any Company or Affiliate policy, including any policy contained in the Company Code of Business Conduct and Ethics; (ii) embezzlement from, or theft of property belonging to, the Company or any Affiliate; (iii) willful failure to perform or gross negligence in the performance of assigned duties; or (iv) other intentional misconduct, whether related to employment or otherwise, that has, or has the potential to have, an adverse effect on the business conducted by the Company or its Affiliates; provided that, during the twenty-four (24) month period following a Change of Control, “Cause” shall be limited to (A) the engaging by the Participant in intentional conduct not taken in good faith that the Company establishes, by clear and convincing evidence, has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (B)

conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal), which substantially impairs the Participant’s ability to perform his duties or responsibilities; or (C) continuing willful and unreasonable refusal by the Participant to perform the Participant’s duties or responsibilities (unless significantly changed without the Participant’s consent).

(h)           “Change of Control” means the occurrence of an event described in any one of the following paragraphs:

(i)            any Person, other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities; or

(ii)           the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who on the Effective Date constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation or share exchange; and provided further that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control of the Company, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control of the Company occurred; or

(iii)          the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), other than (A) a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities;

(iv)          the shareholders of the Company approve of a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, (1) no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Stock immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions and (2) with respect to an Award that is or may be considered deferred compensation subject to Code Section 409A, the definition of “Change of Control” herein shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change of control under Code Section 409A solely for purposes of complying with the requirements of Code Section 409A.

(i)            “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(j)            “Commission” means the United States Securities and Exchange Commission or any successor agency.

(k)           “Committee” means the Compensation and Human Resources Committee of the Board (or a successor committee with the same or similar authority), or such other committee of the Board designated by the Board to administer the Plan and composed of no fewer than two directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3; provided that if no such committee shall be in existence at any time, the functions of the Committee shall be carried out by the Board.

(l)            “Company” means Regal Beloit Corporation, a Wisconsin corporation, or any successor thereto.

(m)          “Consultant” means a person or entity rendering services to the Company or an Affiliate other than as an employee of any such entity or a Director.

(n)           “Deferred Stock Right” means the right to receive Stock or Restricted Stock at some future time.

(o)           “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or an Affiliate.

(p)           “Disability” means, except as otherwise determined by the Administrator and set forth in an Award Agreement: (i) with respect to an ISO, the meaning given in Code Section 22(e)(3), and (ii) with respect to all other Awards, a physical or mental incapacity which qualifies an individual to collect a benefit under a long term disability plan maintained by the Company or an Affiliate, or such similar mental or physical condition which the Administrator may determine to be a disability, regardless of whether either the individual or the condition is covered by any such long term disability plan.  The Administrator shall make the determination of Disability and may request such evidence of disability as it reasonably determines.

(q)           “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.

(r)            “Eligible Employee” means any officer or other key employee of the Company or of any Affiliate who is responsible for or is in a position to contribute to the management, growth or profitability of the business of the Company or any Affiliate as determined by the Committee.

(s)            “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(t)            “Fair Market Value” means, per Share on a particular date: (i) the closing price on such date on the New York Stock Exchange or, if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the New York Stock Exchange, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the last bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator.  The Administrator also shall establish the Fair Market Value of any other property.  If an actual sale of a Share occurs on the market, then the Company may consider the sale price to be the Fair Market Value of such Share.

(u)           “Good Reason” means, except as otherwise determined by the Administrator and set forth in an Award Agreement:

(i)            any breach by the Company of any employment or similar agreement between the Company (including, for purposes of this definition of Good Reason, any successor to the Company in a Change of Control) and the Participant, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Participant;

(ii)           any reduction in the Participant’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Participant in effect at any time during the 180-day period prior to the Change of Control or, to the extent more favorable to the Participant, those in effect at any time after the Change of Control;

(iii)          the removal of the Participant from, or any failure to reelect or reappoint the Participant to, any of the positions held with the Company on the date of the Change of Control or any other positions with the Company to which the Participant shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Participant’s employment for Cause or by reason of Disability;

(iv)          a good faith determination by the Participant that there has been a material adverse change, without the Participant’s written consent, in the Participant’s working conditions or status with the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change of Control or, to the extent more favorable to the Participant, those in effect at any time after the Change of Control, including but not limited to (A) a significant change in the nature or scope of the Participant’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Participant;

(v)           the relocation of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment on the date 180 days prior to the Change of Control;

(vi)          the Company requires the Participant to travel on Company business 20% in excess of the average number of days per month the Participant was required to travel during the 180-day period prior to the Change of Control; or

(vii)         failure by the Company to obtain an agreement from any purchaser, assignee or transferee of substantially all of the Company’s business and assets, or the survivor in a merger, consolidation or combination with the Company, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by an employment or similar agreement between the Participant and the Company.

(v)           “Incentive Stock Option” or “ISO” mean an Option that meets the requirements of Code Section 422.

(w)          “Option” means the right to purchase Shares at a stated price for a specified period of time.

(x)           “Participant” means an individual selected by the Administrator to receive an Award.

(y)           “Performance Awards” means a Performance Share and Performance Unit, and any Award of Restricted Stock, Restricted Stock Units or Deferred Stock Rights the payment or vesting of which is contingent on the attainment of one or more Performance Goals.

(z)           “Performance Goals” means any goals the Administrator establishes. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(aa)         “Performance Shares” means the right to receive Shares (including Restricted Stock) to the extent Performance Goals are achieved.

(bb)         “Performance Unit” means the right to receive a payment in cash or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(cc)         “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(dd)         “Plan” means this Regal Beloit Corporation 2018 Equity Incentive Plan, as may be amended from time to time.

(ee)         “Restriction Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Stock or Stock Units subject to such Award and at the end of which the Participant obtains an unrestricted right to such Stock or Stock Units.

(ff)          “Restricted Stock” means a Share that is subject to a risk of forfeiture or a Restriction Period, or both a risk of forfeiture and a Restriction Period.

(gg)         “Restricted Stock Unit” means the right to receive a payment in cash or Shares equal to the Fair Market Value of one Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

(hh)         “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award agreement, (i) with respect to Participants who are Eligible Employees, termination of employment or service from the Company and its Affiliates (other than for Cause) on or after attainment of age fifty-eight (58) and completion of ten (10) years of service with the Company and its Affiliates, and (ii) with respect to Director Participants, the Director’s removal (other than for Cause), or resignation or failure to be re-elected (other than for Cause) on or after reaching the mandatory retirement age set forth in the Company’s Corporate Governance Guidelines.  Unless otherwise determined by the Administrator, the calculation of an Eligible Employee’s years of service for purposes of the definition of Retirement shall include pre-acquisition service with any entity that was acquired by the Company or an Affiliate, provided such service was continuous until the time of the acquisition.

(ii)           “Rule 16b-3” means Rule 16b-3 promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

(jj)           “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(kk)         “Share” means a share of Stock.

(ll)           “Stock” means the Common Stock of the Company, par value $0.01 per share.

(mm)      “Stock Appreciation Right” or “SAR” means the right to receive a payment in cash or Shares equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(nn)         “Stock Unit” means a right to receive a payment in cash or Shares equal to the Fair Market Value of one Share.

(oo)         “Subsidiary” means any corporation or limited liability company (except such an entity that is treated as a partnership for U.S. income tax purposes) in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns stock or equity interests possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or equity interests in one of the other entities in the chain.

3.             Administration.

(a)   Administration.  In addition to the authority specifically granted to the Administrator in this Plan, but subject to any restrictions specified herein, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan and any Award agreement; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan.  All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

Notwithstanding any provision of the Plan to the contrary, the Administrator shall have the discretion to accelerate or shorten the vesting, Restriction Period or performance period of an Award, in connection with a Participant’s death, Disability, Retirement or termination by the Company without Cause or upon a Change of Control.

(b)   Delegation to Other Committees or Officers.  To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

(c)   Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under

Section 3(b) has been made, as to any acts or omissions with respect to this Plan or any Award to the maximum extent that the law and the Company’s by-laws permit.

4.             Eligibility.  The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any Eligible Employee, any Consultant or any Director, including a Non-Employee Director.  The Administrator’s granting of an Award to a Participant will not require the Administrator to grant an Award to such individual at any future time.  The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

5.             Types of Awards.  Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of Incentive Stock Options.  Awards may be granted alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

6.             Shares Reserved under this Plan.

(a)   Plan Reserve.  Subject to adjustment as provided in Section 16, an aggregate of Two Million One Hundred Thousand (2,100,000) Shares, plus the number of Shares available under the Prior Plan that had not been made subject to outstanding awards as of the Effective Date, plus the number of Shares described in Section 6(d) are reserved for issuance under this Plan.  The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock.  With respect to Awards that are settleable in Stock, the aggregate number of Shares reserved under Section 6(a) shall be depleted at the time an Award is granted, by the maximum number of Shares with respect to which such Award is granted; provided that the aggregate number of Shares reserved under Section 6(a) shall be depleted by two (2) Shares for each Share subject to a full-value Award.  For this purpose, a full-value Award includes Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (valued in relation to a Share), Deferred Stock Rights and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share.  For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share.

(b)   Incentive Stock Option Award Limits.  Subject to adjustment as provided in Section 16, the Company may issue only an aggregate of Five Hundred Thousand (500,000) Shares upon the exercise of Incentive Stock Options.

(c)   Replenishment of Shares Under this Plan.  If (i) an Award lapses, expires, terminates or is cancelled without the issuance of all of the Shares under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve (in the same number as they depleted the reserve) and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to Incentive Stock Options.  Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement of an outstanding SAR; Shares withheld to satisfy federal, state or local tax withholding obligations; and Shares purchased by the Company using proceeds from Option exercises.

(d)   Addition of Shares from Prior Plan.  After the Effective Date, if any Shares subject to awards granted under the Prior Plan would again become available for new grants under the terms of such plans if such plans were still in effect (taking into account such plan’s provisions concerning termination or expiration, if any), then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under Section 6(a). Any such Shares will not be available for future awards under the terms of the Prior Plan.

(e)   Director Award Limit. In no event shall the aggregate grant date value (determined in accordance with generally accepted accounting principles) of all Awards granted to a Non-Employee Director in a fiscal year of the Company, taken together with any cash fees paid during a calendar year to the Non-Employee Director, exceed $500,000.

7.             Options.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to:

(a)   Whether the Option is an Incentive Stock Option or a “nonqualified stock option” which does not meet the requirements of Code Section 422;

(b)   The number of Shares subject to the Option;

(c)   The date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(d)   The exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that an Incentive Stock Option granted to a 10% Shareholder must have an exercise price at least equal to 110% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant;

(e)   The terms and conditions of exercise, including the manner and form of payment of the exercise price; provided that if the aggregate Fair Market Value of the Shares subject to all ISOs granted to a Participant (as determined on the date of grant of each such Option) that become exercisable during a calendar year exceed $100,000, then such ISOs shall be treated as nonqualified stock options to the extent such $100,000 limitation is exceeded; and

(f)    The term; provided that each Option must terminate no later than ten (10) years after the date of grant and each Incentive Stock Option granted to a 10% Shareholder must terminate no later than five (5) years after the date of grant.

In all other respects, the terms of any Incentive Stock Option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise.   If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

8.             Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to:

(a)   Whether the SAR is granted independently of an Option or relates to an Option;

(b)   The number of Shares to which the SAR relates;

(c)   The date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(d)   The grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;

(e)   The terms and conditions of exercise or maturity;

(f)    The term, provided that each SAR must terminate no later than ten (10) years after the date of grant; and

(g)   Whether the SAR will be settled in cash, Shares or a combination thereof.

If an SAR is granted in relation to an Option, then, unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares.  The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9.             Performance and Stock Awards.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Performance Shares or Performance Units, including but not limited to:

(a)   The number of Shares and/or units to which such Award relates;

(b)   Whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies;

(c)   The performance period for Performance Awards (which must be at least one (1) year or run from annual meeting date to annual meeting date, subject to the provisions of Sections 3, 13 and 17);

(d)   With respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and

(e)   With respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

Unless the Administrator shall otherwise provide, during the time Restricted Stock is subject to the Restriction Period, (1) to the extent not prohibited by law, the Participant shall be deemed to have appointed the Company’s Chief Executive Officer and Corporate Secretary, and each of them, as proxies, each with the power to appoint a substitute, authorizing them to represent and to vote the Participant’s Restricted Stock in accordance with the Board’s recommendations on all matters that are submitted to a shareholder vote (such appointment being irrevocable and coupled with an interest and extending until the expiration of the Restriction Period) and (2) the Participant shall have the right to receive any dividends paid with respect to such Stock; provided that such dividends shall be subject to the same conditions and restrictions applicable to such Stock and shall not be paid currently but shall be accrued and paid within thirty (30) days of such time as all applicable restrictions lapse and the Restriction Period expires.

Except as otherwise provided in the Plan, at such time as all restrictions applicable to an Award of Restricted Stock, Deferred Stock Rights or Restricted Stock Units are met and the Restriction Period expires, ownership of the Stock subject to such restrictions shall be transferred to the Participant free of all restrictions except those that may be imposed by applicable law; provided that if Restricted Stock Units are paid in cash, the payment shall be made to the Participant after all applicable restrictions lapse and the Restriction Period expires.

10.          Dividend Equivalent Units.  Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award be made currently or credited to an account for the Participant that provides for the deferral of such amounts until a stated time; and (c) the Award will be settled in cash or Shares; provided that Dividend Equivalent Units may be granted only in connection with a “full-value” Award as defined in Section 6(a) and may not may not be granted in connection with Options or SARs; and provided further that each Dividend Equivalent Unit granted in tandem with another Award shall provide for payment only if, when, and only to the same extent as, such other Award vests; and provided further that, to the extent settled in cash, Dividend Equivalent Units shall not deplete the number of Shares reserved under Section 6(a).

11.          Other Stock-Based Awards.  Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash.  Without limitation, such Award may include the issuance of unrestricted Shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company.  The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of grant of the Award and provided further that any Dividend Equivalent Units relating to such Awards shall not be paid with respect to such Award prior to its vesting, and any dividend payable on any Share issued pursuant to this Section 11 shall be accumulated and paid if and only to the same extent as the Share vests.

12.          Minimum Vesting Period.  All Awards granted under the Plan shall have a minimum vesting period of one year from the date of grant, provided that such minimum vesting period will not apply in connection with (a) a Change of Control as provided in Section 17(c), (b) a Participant’s termination due to death or Disability, (c) a substitute award that does not reduce the vesting period of the award being replaced, or (d) Awards with respect to up to 5% of the total number of Shares reserved pursuant to Section 6(a).  For purposes of Awards granted to Non-Employee Directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than 50 weeks.

13.          Effect of Termination on Awards.  Subject to the provisions of Section 12, if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of the Participant’s termination of employment or service on the Participant’s Awards, then such agreement shall control.  In any other case, subject to the provisions of Section 12, except as otherwise provided by the Administrator in an Award agreement or as determined by the Administrator prior to or at the time of termination of a Participant’s employment or service, the following provisions shall apply upon a Participant’s termination of employment or service with the Company and its Affiliates.

(a)   Termination of Employment or Service.  If a Participant’s service with the Company and its Affiliates as an employee or Director ends for any reason other than (i) a termination for Cause, (ii) death or (iii) Disability, then:

(i)            Any outstanding unvested Options or SARs shall be forfeited immediately upon such termination, and any outstanding vested Options or SARs shall be exercisable until the earlier of one hundred eighty (180) days following the Participant’s termination date and the expiration date of the Option or SAR under the terms of the applicable Award agreement.

(ii)           All other Awards made to the Participant, to the extent not then earned, vested or paid to the Participant, shall terminate on the Participant’s last day of employment or service.

(b)   Death of Participant.  If a Participant dies during employment with the Company and its Affiliates or while a Director:

(i)            All outstanding unvested Options or SARs shall be forfeited immediately on the date of death, and any outstanding vested Options or SARS shall be exercisable by the Participant’s estate or the person who has acquired the right to exercise such Awards by bequest or inheritance.  The Participant’s estate, or any person who succeeds to the Participant’s benefits under the Plan, may exercise such Options or SARs until the earlier of twelve (12) months following the date of the Participant’s death and the expiration date of the Option or SAR under the terms of the applicable Award agreement.

(ii)           All restrictions on all outstanding Awards of Restricted Stock or Restricted Units (that are not Performance Awards) shall be deemed to have lapsed on a prorated basis based on the portion of the Restriction Period that the Participant has completed on the date of death.

(iii)          All outstanding Deferred Stock Rights (that are not Performance Awards) shall be vested on a prorated basis based on the portion of the deferral period that the Participant has completed on the date of death.

(iv)          All Performance Awards outstanding on the date of the Participant’s death shall be paid in either unrestricted Shares or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not died, but prorated based on the portion of the performance period that the Participant has completed at the time of death.

(c)   Disability of Participant.  If a Participant’s employment with the Company and its Affiliates or service as a Director terminates due to a Disability, then:

(i)            All outstanding unvested Options or SARs shall be forfeited immediately on such termination, and any outstanding vested Options or SARs shall be exercisable by the Participant until the earlier of twelve (12) months following the date of the Participant’s termination and the expiration date of the Option or SAR under the terms of the applicable Award agreement.

(ii)           All restrictions applicable to an outstanding Award of Restricted Stock or Restricted Units (that are not Performance Awards) shall be deemed to have lapsed on a prorated basis, based on the portion of the Restriction Period the Participant completed as of the date of such termination.

(iii)          All outstanding Deferred Stock Rights (that are not Performance Awards) shall be vested on a prorated basis based on the portion of the deferral period that the Participant completed on the date of such termination.

(iv)          All Performance Awards outstanding on the date of such termination shall be paid in either unrestricted Shares or cash, as the case may be, based on the degree to which the Participant had attained the applicable Performance Goals as of the date of such termination, but prorated based on the portion of the performance period that the Participant has completed at the time of termination.

(d)   Termination for Cause.  If a Participant’s employment with the Company and its Affiliates or service as a Director is terminated for Cause, all Awards and grants of every type, whether or not then vested, shall terminate no later than the Participant’s last day of employment.  The Committee shall have discretion to waive the application of this Section 13(d) in whole or in part and to determine whether the event or conduct at issue constitutes Cause for termination.

(e)   Consultants and Other Stock-Based Awards.  The Committee shall have the discretion to determine, at the time an Award is made, the effect of the termination of service of a Consultant on Awards held by such individual, and the effect on other Stock-based Awards of the Participant’s termination of employment or service with the Company and its Affiliates.

14.          Transferability.

(a)   Restrictions on Transfer. No Award (other than unrestricted Shares), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided that, at the discretion of the Administrator, a Participant may be entitled, in the manner established by the Administrator, to designate a beneficiary or beneficiaries to exercise his or her rights, and to receive any property distributable, with respect to any Award upon the death of the Participant.  No Award (other than unrestricted Shares), and no right under any such Award, may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(b)   Restrictions on Exercisability.  Each Award, and each right under any Award, shall be exercisable during the lifetime of the Participant only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative.

15.          Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a)   Term of Plan.  Unless the Board or Committee earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on the date all Shares reserved for issuance have been issued.  If the term of this Plan extends beyond ten (10) years from the Effective Date, no Incentive Stock Options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan.

(b)   Termination and Amendment.  The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i)            the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii)           shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii)          shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or 6(b) (except as permitted by Section 16), (B) an amendment to expand the group of individuals that may become Participants, or (C) an amendment that would diminish the protections afforded by Section 15(e) or that would materially change the minimum vesting and performance requirements of an Award as required in the Plan.

(c)   Amendment, Modification, Cancellation and Disgorgement of Awards.

(i)            Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 16 or as follows:  (A) to the extent the Administrator deems such action necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award.  Notwithstanding the foregoing, unless determined otherwise by the

Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii)           Notwithstanding anything to the contrary in an Award Agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit an Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if (A) while the Participant is employed by or in service with the Company or any Affiliate, the Participant competes with the Company or an Affiliate, participates in any enterprise that competes with the Company or an Affiliate or uses or discloses, other than as expressly authorized by the Company, any confidential business information or trade secrets that the Participant obtains during the course of his or her employment or service with the Company or any Affiliate; or (B) after the Participant is no longer employed by or in service with the Company or any Affiliate, the Participant is determined by the Administrator in its reasonable discretion (1) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between the Participant, on the one hand, and the Company or any Affiliate, on the other hand (the Participant’s “Restrictive Agreement”), or (2) while any Award Agreement is in effect, to have engaged in conduct that would have constituted a breach of the Participant’s Restrictive Agreement if such Restrictive Agreement were then in effect.

(iii)          Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).

(iv)          Unless the Award Agreement specifies otherwise, the Administrator may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan.

(d)   Survival of Authority and Awards.  Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e)   Repricing and Backdating Prohibited.  Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 16, neither the Administrator nor any other person may decrease the exercise or grant price for any outstanding Option or SAR after the date of grant, cancel an outstanding Option or SAR in exchange for cash or other Awards (other than cash or other Awards with a value equal to the excess of the Fair Market Value of the Shares subject to such Option or SAR at the time of cancellation over the exercise or grant price for such Shares) or allow a Participant to surrender an outstanding Option or SAR to the Company as consideration for the grant of a new Option or SAR with a lower exercise price.  In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f)    Foreign Participation.  To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

In addition, if an Award is held by a Participant who is employed or residing in a foreign country and the amount payable or Shares issuable under such Award would be taxable to the Participant under Code Section 457A in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Code Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in this Plan or the Award Agreement to contrary.

(g)   Code Section 409A.  The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

16.          Taxes.

(a)   Withholding.  In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations.  Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts.  If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.  In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b)   No Guarantee of Tax Treatment.  Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

(c)   Participant Responsibilities.  If a Participant shall dispose of Stock acquired through exercise of an ISO within either (i) two (2) years after the date the Option is granted or (ii) one (1) year after the date the Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition.  In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company within seven (7) days of the date the Participant makes such an election.

17.          Adjustment Provisions; Change of Control.

(a)   Adjustment of Shares.  If:  (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 6) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award.   In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of Incentive Stock Options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b).  Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject only to such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b)   Issuance or Assumption.  Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

(c)   Change of Control. In the event of a Change of Control:

(i)            If the purchaser, successor or surviving entity (or parent thereof) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the purchaser, successor or surviving entity (or parent thereof) in the Change of Control transaction.  If applicable, each Award which is assumed by the purchaser, successor or surviving entity (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and other appropriate adjustments in the terms and conditions of the Award shall be made.  Upon the Participant’s termination of employment by the successor or surviving entity without Cause, or by the Participant for Good Reason, in either case within twenty-four (24) months following the Change of Control, all of the Participant’s Awards that are in effect as of the date of such termination shall be vested in full or deemed earned in full (assuming the maximum performance goals provided under such Award were met, if applicable) effective on the date of such termination.  Notwithstanding the foregoing, if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Participant’s termination of employment following Change of Control on the Participant’s Awards, then such agreement shall control to the extent it provides better treatment than is provided hereinabove.

(ii)           To the extent the purchaser, successor or surviving entity (or parent thereof) in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i), then immediately prior to the date of the Change of Control:

(A)          Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Committee, all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the

Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award;

(B)          Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards) that are not then vested shall vest;

(C)          All Performance Awards that are earned but not yet paid shall be paid, and all Performance Awards for which the performance period has not expired shall be cancelled in exchange for a cash payment equal to the amount that would have been due under such Award(s) based on the level of achievement of the Performance Goals (as measured at the time of the Change of Control), but pro-rated based on the length of the performance period that has elapsed as of the date of the Change of Control ; and

(D)          All Dividend Equivalent Units that are not vested shall vest (to the same extent as the Award granted in tandem with the Dividend Equivalent Unit, if applicable) and be paid; and

(E)           All other Awards that are not vested shall vest (if vesting is based on time only) or shall vest in the same manner as described in clause (C) (if vesting is based on performance) and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

For purposes of this clause (ii), if the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price.  The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

(d)   Application of Limits on Payments.

(i)            Determination of Cap or Payment.  Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if any payment or benefits paid by the Company pursuant to this Plan, including vesting or similar provisions (“Plan Payments”), would cause some or all of the Plan Payments or any other payments made to or benefits received by a Participant in connection with a Change of Control (such payments or benefits, together with the Plan Payments, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 17(d), then the Total Payments shall be delivered either (A) in full or (B) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (A) or (B) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

(ii)           Procedures.  Upon the reasonable request of either the Participant or the Company, the Company, at the Company’s expense, shall engage nationally recognized tax counsel (“National Tax Counsel”), selected by the Company’s independent auditors (which may be regular outside counsel to the Company), to make the determination (which need not be unqualified) of which alternative under the preceding paragraph results in the receipt by the Participant of the greatest benefit on an after-tax basis.  The determination of National Tax

Counsel shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant.  If such National Tax Counsel so requests, the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants for any matters relevant to such determination

(iii)          Costs of Determinations.  The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 17(d), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

18.          Miscellaneous.

(a)   Other Terms and Conditions.  The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:

(i)            one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Administrator determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(ii)           restrictions on resale or other disposition of Shares; and

(iii)          compliance with federal or state securities laws and stock exchange requirements.

(b)   Employment and Service.  The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director.  Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i)            a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii)           a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Non-Employee Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii)          a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv)          a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of  Code Section 409A.  Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of  Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c)   No Fractional Shares.  No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d)   Unfunded Plan.  This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e)   Requirements of Law and Securities Exchange.  The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith.  The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchange.

(f)    Restrictive Legends; Representations. All Shares delivered (whether in certificated or book entry form) pursuant to any Award or the exercise thereof shall bear such legends or be subject to such stop transfer orders as the Administrator may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange.  The Administrator may require each Participant or other Person who acquires Shares under the Plan by means of an Award to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

(g)   Governing Law.  This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles.  Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(h)   Limitations on Actions.  Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(i)    Construction.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.  Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(j)    Severability.  If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. REGAL BELOIT CORPORATION 200 STATE STREET BELOIT, WI 53511-6254 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E36445-P02187-Z71759 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. REGAL BELOIT CORPORATION The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposals 2, 3 and 4. Election of Directors 1. The election of directors whose terms would expire in 2019. For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Stephen M. Burt Vote on Other Proposals 2. Advisory vote on the compensation of the Company's named executive officers. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 29, 2018. ! ! ! ! ! ! 1b. Anesa T. Chaibi 3. 1c. Christopher L. Doerr 1d. Thomas J. Fischer 4. To approve the Regal Beloit Corporation 2018 Equity Incentive Plan. ! ! ! 1e. Dean A. Foate 1f. Mark J. Gliebe In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. 1g. Henry W. Knueppel 1h. Rakesh Sachdev 1i. Curtis W. Stoelting 1j. Jane L. Warner ! For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

REGAL BELOIT CORPORATION Dear Shareholder: You are cordially invited to attend the Regal Beloit Corporation Annual Meeting of Shareholders to be held at 9:00 A.M. Central Daylight Time on Monday, April 30, 2018, at the Company's headquarters, 200 State Street, Beloit, WI 53511. The accompanying Notice of Annual Meeting and Proxy Statement contains detailed information as to the formal business to be transacted at the meeting. Whether or not you plan to attend the meeting, it is important that these shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope. In the alternative, you have the option to vote these shares by the Internet or telephone as indicated on the reverse side or by attending the meeting and voting in person. Sincerely, REGAL BELOIT CORPORATION Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E36446-P02187-Z71759 PROXY REGAL BELOIT CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 30, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Mark J. Gliebe and Thomas E. Valentyn or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of REGAL BELOIT CORPORATION (the "Company") held of record by the undersigned as of the close of business on March 7, 2018 at the Annual Meeting of Shareholders to be held on April 30, 2018, at 9:00 A.M. Central Daylight Time, at the Company's headquarters, 200 State Street, Beloit, WI 53511, or any adjournment or postponement thereof. For Plan Holders: The undersigned, as a named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A. as Trustee for Regal Beloit Retirement & Savings Plan ("the Plan") to vote all shares of common stock of Regal Beloit Corporation allocated to my account as of March 7, 2018. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. Please mark, sign, date and return this card promptly using the enclosed envelope. Address Change/Comments: (If you noted any address changes/comments above, please mark corresponding box on reverse side.) Continued and to be signed on Reverse Side SEE REVERSE SIDE SEE REVERSE SIDE